Exhibit 10.8

AGREEMENT OF LEASE

between

KG A&A CORPORATION

Landlord

And

LEARNING TREE INTERNATIONAL USA, INC.

Tenant

Americas Tower

1177 Avenue of the Americas

New York, New York 10036

SCHEDULE A	RULES AND REGULATIONS
SCHEDULE B	VAC SPECIFICATIONS
SCHEDULE C	CLEANING SPECIFICATIONS
EXHIBIT A	FLOOR PLAN
EXHIBIT B	LETTER OF CREDIT
EXHIBIT C	BUILDING STANDARD

AGREEMENT OF LEASE, made as of the 29th day of August, 1996, between Landlord and Tenant.

-W-I-T-N-E-S-S-E-T-H-:

The parties hereto, for themselves, their legal representatives, successors and assigns, hereby covenant as follows.

DEFINITIONS

“Affiliate” shall mean a Person which shall (1) Control, (2) be under the Control of, or (3) be under common Control with the Person in question.

“Alteration Fee” shall have the meaning set forth in Section 3.2 hereof.

“Alteration(s)” shall mean alterations, installations, improvements, additions or other physical changes (other than decorations) in or about the Premises, including the Initial Alterations (as hereinafter defined).

“Applicable Rate” shall mean the lesser of (x) two (2) percentage points above the then current Base Rate, and (y) the maximum rate permitted by applicable law.

“Assignment Proceeds” shall have the meaning set forth in Section 12.12(C) hereof.

“Bank” shall have the meaning set forth in Section 31.2 hereof.

“Bankruptcy Code” shall mean 11 U.S.C. Section 101 et sea., or any statute of similar nature and purpose.

“Base Operating Expenses” shall have the meaning set forth in Section 27.1 hereof.

“Base Operating Year” shall have the meaning set forth in Section 27.1 hereof.

“Base Rate” shall mean the rate of interest publicly announced from time to time by Chemical Bank Corporation, or its successor, as its “prime lending rate” (or such other term as may be used by Chemical Bank Corporation, from time to time, for the rate presently referred to as its “prime lending rate”).

“Base Taxes” shall have the meaning set forth in Section 27.1 hereof.

“Broker” shall have the meaning set forth in Article 34 hereof.

“Building” shall mean all the building, equipment and other improvements and appurtenances of every kind and description now located or hereafter erected, constructed or placed upon the land and any and all alterations, and replacements thereof, additions thereto and substitutions therefore, known by the address of 1177 Avenue of the Americas, New York, New York.

“Building System” shall mean any of the Building Systems.

“Building- Systems” shall mean the mechanical, gas, electrical, sanitary, heating, air conditioning, ventilating, elevator, plumbing, fire control and suppression, sprinkler, life-safety and other service systems of the Building.

“Business Days” shall mean all days, excluding Saturdays, Sundays and all Holidays.

“Business Hours” shall mean the hours of 8:00 A.M. to 6:00 P.M. on Business Days.

“Commencement Date” shall have the meaning set forth in Section 1.1 hereof.

“Consumer Price Index” shall mean the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, New York, N.Y.—Northeastern N.J. Area, All Items (1982-84 = 100), or any successor index thereto, appropriately adjusted. In the event that the Consumer Price Index is converted to a different standard reference base or otherwise revised, the determination of adjustments provided for herein shall be made with the use of such conversion factor, formula or table for converting the Consumer Price Index as may be published by the Bureau of Labor Statistics or, if said Bureau shall not publish the same, then with the use of such conversion factor, formula or table as may be published by Prentice Hall, Inc., or any other nationally recognized publisher of similar statistical information. If the Consumer Price Index ceases to be published, and there is no successor thereto, such other index as Landlord and Tenant shall agree upon in writing shall be substituted for the Consumer Price Index. If Landlord and Tenant are unable to agree as to such substituted index, such matter shall be submitted to the American Arbitration Association or any successor organization for determination in accordance with the regulations and procedures thereof then obtaining for commercial arbitration.

“Control” or “control” shall mean ownership of fifty percent (50%) or more of the outstanding voting stock of a corporation or other majority equity and control interest if not a corporation and the possession of power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute or according to the provisions of a contract.

“Current Year” shall have the meaning set forth in Section 27.4 hereof.

“Default” shall mean that an Event of Default has occurred and is continuing.

“Deficiency” shall have the meaning set forth in Section 17.2 hereof.

“Electricity Additional Rent” shall have the meaning set forth in Section 13.2 hereof.

“Escalation Rent” shall mean, individually or collectively, the Tax Payment and the Operating Payment.

“Event of Default” shall have the meaning set forth in Section 16.1 hereof.

“Expiration Date” shall mean the Fixed Expiration Date or such earlier date on which the Term shall sooner end pursuant to any of the terms, conditions or covenants of this Lease or pursuant to law.

“Fiscal Quarter” shall mean a three (3) month period commencing on the first day of each Fiscal Year, and on the first day of the fourth, seventh and tenth month of each Fiscal Year.

“Fiscal Year” shall mean the twelve (12) month period used by Tenant from time to time as its fiscal year for accounting purposes.

“Fixed Expiration Date” shall have the meaning set forth in Section 1.1 hereof.

“Fixed Rent” shall have the meaning set forth in Section 1.1 hereof.

“Force Majeure” shall have the meaning set forth in Article 25 hereof.

“Governmental Authority (Authorities)” shall mean the United States of America, the State of New York, The City of New York, any political subdivision thereof and any agency, department, commission, board, bureau, official or instrumentality of any of the foregoing, or any Quasi-governmental authority, now existing or hereafter created, having jurisdiction over the Real Property or any portion thereof.

“Hazardous Materials” shall have the meaning set forth in Section 37.13 hereof.

“Holidays” shall mean any day observed by any labor union serving the Building as a holiday.

“Indemnities” shall mean Landlord, Lessors and Mortgagees and its and their partners, shareholders, officers, directors, employees, agents and contractors.

“Initial Alterations” shall mean the Alterations to be made by Tenant to initially prepare the Premises for Tenant’s occupancy.

“Landlord”, on the date as of which this Lease is made, shall mean KG A&A Corporation, a New York corporation, having an office at 1177 Avenue of the Americas, New York, New York 10036, but thereafter, “Landlord” shall mean only the fee owner of the Real Property or, if there shall exist a Superior Lease, the tenant there under.

“Landlord’s Rate Schedule” shall have the meaning set forth in Section 13.2 hereof.

“Leaseback Notice” shall have the meaning set forth in Section 12.6 hereof.

“Leaseback Space” shall have the meaning set forth in Section 12.6 hereof.

“Lessor(s)” shall mean a lessor under a Superior Lease.

“Long Lead Work” shall mean any item which is not a stock item and must be specially manufactured, fabricated or installed or is of such an unusual, delicate or fragile nature that there is a substantial risk that,

(i) there will be a delay in its manufacture, fabrication, delivery or installation, or

(ii) after delivery, such item will need to be reshipped or redelivered or repaired,

so that the item in question would delay the completion of the standard items even though the items of Long Lead Work in question are (1) ordered together with the other items required, and (2) installed or performed (after the manufacture or fabrication thereof) in the order and sequence that such Long Lead Work and other items are normally installed or performed in accordance with good construction practice.

“Mortgage(s)” shall mean any trust indenture or mortgage which may now or hereafter affect the Real Property, the Building or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitution therefore, and advances made hereunder.

“Mortgagee(s)” shall mean any trustee, mortgagee or holder of a Mortgage.

“Operating- Expenses” shall have the meaning set forth in Section 27.1 hereof.

“Operating Payment” shall have the meaning set forth in Section 27.4 hereof.

“Operating Statement” shall have the meaning set forth in Section 27.1 hereof.

“Operating Year” shall have the meaning set forth in Section 27.1 hereof.

“Operation of the Property” shall mean the maintenance, security, repair and management of the Real Property and the curbs, sidewalks and areas adjacent thereto.

“Overtime Periods” shall have the meaning set forth in Section 28.3 hereof.

“Overtime Rate” shall have the meaning set forth in Section 28.3 hereof.

“Parties” shall have the meaning set forth in Section 37.2 hereof.

“Partner” or “partner” shall mean any partner of Tenant, any employee of a professional corporation which is a partner of Tenant, and any shareholder of Tenant if Tenant shall become a professional corporation.

“Partnership Tenant” shall have the meaning set forth in Article 29 hereof.

“Person(s)” or “person(s)” shall mean any natural person or persons, a partnership, a corporation and any other form of business or legal association or entity.

“Premises” shall mean, subject to the provisions of Section 14.4 hereof, the portion of the fifth (5th) floor, as set forth on the floor plan attached hereto and made a part hereof as Exhibit “A”.

“Real Property” shall mean the Building, together with the plot of land upon which it stands.

“Rental” shall mean and be deemed to include Fixed Rent, Escalation Rent, all additional rent and any other sums payable by Tenant to Landlord hereunder.

“Rent Commencement Date” shall mean March 1, 1997.

“Requirements” shall mean all present and future laws, rules, orders, ordinances, regulations, statutes, requirements, decisions, codes and executive orders, extraordinary as well as ordinary, of all Governmental Authorities now existing or hereafter created, and of any and all of their departments and bureaus, and of any applicable fire rating bureau, or other body exercising similar functions, affecting the Real Property, or any street, avenue or sidewalk comprising a part of or in front thereof or any vault in or under the same, or affecting the maintenance, use or occupation of the Real Property. Without limiting the generality of the foregoing, Requirements shall include Local Laws 5/1973, 16/1984, 16/1987, 58/1987 and 76/1985 of the City of New York, and the Americans With Disabilities Act of 1990, as such laws and acts have been and may hereafter be amended.

“Rules and Regulations” shall mean the rules and regulations annexed hereto and made a part hereof as Schedule A, and such other and further reasonable rules and regulations as Landlord or Landlord’s agents may from time to time adopt on such notice to be given as Landlord may elect.

“Soft Costs” shall have the meaning set forth in Section 3.4 hereof.

“Space Factor” shall mean 11,600, as the same may be increased or decreased pursuant to the terms hereof.

“Specialty Alterations” shall mean Alterations consisting of kitchens, executive bathrooms, raised computer floors, computer installations, communications installations, security systems, fire detection and suppression systems, vaults, internal staircases, dumbwaiters, pneumatic tubes, vertical and horizontal transportation systems, and other Alterations of a similar character or nature.

“Sublease Expenses” shall have the meaning set forth in Section 12.12 hereof.

“Sublease Profit” shall have the meaning set forth in Section 12.12 hereof.

“Sublease Rent” shall have the meaning set forth in Section 12.12 hereof.

“Sublease Rent Per Square Foot” shall have the meaning set forth in Section 12.12 hereof.

“Successor Landlord” shall have the meaning set forth in Section 7.2 hereof.

“Superior Lease(s)” shall mean all ground or underlying leases of the Real Property or the Building heretofore or hereafter made by Landlord and all renewals, extensions, supplements, amendments and modifications thereof.

“Taxes” shall have the meaning set forth in Section 27.1 hereof.

“Tax Payment” shall have the meaning set forth in Section 27.2 hereof.

“Tax Statement” shall have the meaning set forth in Section 27.1 hereof.

“Tax Year” shall have the meaning set forth in Section 27.1 hereof.

“Tenant”, on the date as of which this Lease is made, shall mean Learning Tree International USA, Inc. a Delaware corporation, having an office at 1805 Library Street, Reston, VA 22090, but thereafter, “Tenant” shall mean only the tenant under this Lease at the time in question; provided, however, that the originally named tenant and any assignee of this Lease shall not be released from liability hereunder in the event of any assignment of this Lease.

“Tenant Fund” shall have the meaning set forth in Section 3.4 hereof.

“Tenant’s Designated Representative” shall mean the agent, employee, officer or director of Tenant who is authorized from time to time to make decisions, give notices and receive notices contemplated hereunder, and whose name Tenant has given Landlord prior written notice thereof.

“Tenant’s Determination” shall have the meaning set forth in Section 39.4 hereof.

“Tenant’s Floor Share” shall mean with respect to any portion of the Premises which comprises less than an entire floor, the quotient obtained by dividing the rentable square footage leased by Tenant on the floor in question by the rentable square footage on the entire floor.

“Tenant’s Share” shall mean 1.21%, as the same may be increased or decreased pursuant to the terms hereof.

“Tenant’s Property” shall mean Tenant’s movable fixtures and movable partitions, telephone and other equipment, furniture, furnishings, decorations and other items of personal property.

“Tentative Monthly Escalation Charge” shall have the meaning set forth in Section 27.4 hereof.

“Term” shall mean a term which shall commence on the Commencement Date and shall expire on the Expiration Date.

“Unavoidable Delays” shall have the meaning set forth in Article 25 hereof.

“VAC” shall mean ventilation and air conditioning.

“VAC System” shall mean the Building System providing VAC.

ARTICLE 1

DEMISE, PREMISES, TERM, RENT

Section 1.1 Landlord hereby leases to Tenant and Tenant hereby hires from Landlord, the Premises for the Term to commence on the date hereof (the “Commencement Date”) and to the end on August 31, 2006 the “Fixed Expiration Date”), at an annual rent (the “Fixed Rent”) of:

(i) Four Hundred Seventeen Thousand Six Hundred Dollars ($417,600.00) per annum, payable in equal monthly installments of $34,800.00 commencing on the Rent Commencement Date through and including August 31, 2001; and

(ii) Four Hundred Seventy Five Thousand Six Hundred Dollars ($475,600.00) per annum, payable in equal monthly installments of $39,633.33, commencing on September 1, 2001 through and including the Fixed Expiration Date, which Fixed Rent Tenant agrees to pay in lawful money of the United States which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, in equal monthly installments in advance, on the first (1st) day of each calendar month during the Term, from the Rent Commencement Date, at the office of Landlord or such other place as Landlord may designate, without any set-off, offset, abatement or deduction whatsoever, except that Tenant shall pay the first full monthly installment of Fixed Rent ($34,800) on the execution hereof. At the request of Landlord, Fixed Rent shall be payable when due by wire transfer of funds to an account designated from time to time by Landlord, except that Landlord shall not require wire transfer from Tenant unless it is then requiring wire transfer from more than 50% of the tenants in the Building.

Section 1.2 Should the obligation to pay Fixed Rent commence on a day other than on the first day of a month (or should this Lease expire or terminate on any day other than the last day of a month), then the Fixed Rent for such month shall be prorated on a per diem basis.

Section 1.3 Provided Tenant is not then in default hereunder, the Fixed Rent set forth in Section 1.l(i) above shall be abated during the month of March in each of the years 1999 through 2004 inclusive. However, if the default is cured, then thereafter Tenant shall receive the abatement to which it is entitled (including any abatement not received during the applicable month of March because Tenant was then in default).

ARTICLE 2

USE AND OCCUPANCY

Section 2.1 Subject to Section 2.3 below, Tenant may use and occupy the Premises as general and executive offices, as a computer training facility, uses incidental to those uses and for no other purpose. Tenant covenants and agrees that the Premises shall not be open to the general public, and access to the Premises shall be limited to employees, pre-registered invited guests and visitors of Tenant.

Section 2.2 (A) Tenant shall not use the Premises or any part thereof, or permit the Premises or any part thereof to be used, (1) for the business of photographic, multilith or multigraph reproductions or offset printing, or a manufacturing business of any kind (2) for a banking, trust company, depository, guarantee or safe deposit business, (3) as a savings bank, a savings and loan association, or as a loan company, (4) for the sale of travelers checks, money orders, drafts, foreign exchange or letters of credit or for the receipt of money for transmission, (5) as a stockbroker’s or dealer’s office or for the underwriting or sale of securities, (6) by the United States government, the City or the State of New York, any foreign government, the United Nations or any agency or department of any of the foregoing or any other Person having sovereign or diplomatic immunity, (7) as a restaurant or bar or for the sale of confectionery, soda or other beverages, sandwiches, ice cream or baked goods or for the preparation, dispensing or consumption of food or beverages in any manner whatsoever, except for consumption by Tenant’s partners, employees and business guests, (8) for the rendition of medical, dental or other therapeutic or diagnostic services, (9) for the conduct of a public auction, (10) for the sale at retail of any products, (11) as an employment agency, executive search firm or similar enterprise, labor union, school, or vocational training center (except for the training of employees of Tenant intended to be employed at the Premises or as otherwise set forth in this Article 2), or (12) as a barber shop or beauty salon. The provisions set forth in subparagraphs 2, 3 and 5 of this Section 2.2(A) shall not restrict the use of the Premises as executive offices for any of the businesses described in said subparagraphs 2,3 and 5.

(B) In connection with, and incidental to, Tenant’s use of the Premises for general and executive offices as provided in this Article 2, Tenant, at its sole cost and expense and upon compliance with all applicable Requirements, may install a “dryer” or similar unit in the Premises for the purpose of warming food for the employees and business guests of Tenant (but not for use as a public restaurant), provided that Tenant shall obtain all permits required by any Governmental Authorities for the operation thereof and such installation shall comply with the provisions of this Lease, including, without limitation, Article 3 hereof. Tenant may also install, at its sole cost and expense and subject to and in compliance with the provisions of Articles 3 and 4 hereof, vending machines for the exclusive use of the officers, employees and business guests of Tenant, each of which vending machines (if it dispenses any beverages or other liquids or refrigerates) shall have a waterproof pan located thereunder or refrigerant recovery system connected to a drain.

Section 2.3 As set forth in Section 2.1 above, one of the permitted uses of the Premises is as a computer training facility. Tenant covenants and agrees that it will operate the facility in a manner consistent with Landlord’s security procedures for the Building. Without limiting the generality of the foregoing, Tenant will provide Landlord on a daily basis with the names of all persons visiting the Premises in advance of their arrival on that day together with authorization for access to the Premises of those persons whose names have been provided to Landlord so that Landlord’s personnel are not required to contact Tenant to ascertain the authorization for access to the Premises of any visitor. If this procedure is not followed, Landlord may require Tenant to provide additional personnel to coordinate, in a manner satisfactory to Landlord in its sole discretion, access and security functions with Landlord. In addition to the foregoing, Landlord shall have the right in its sole and absolute discretion to institute reasonable procedures which Tenant covenants and agrees to comply with at its sole expense governing the entrance and exit of Tenant’s visitors to and from the Premises and the Building. Nothing contained in this Article 2 shall be construed to allow Landlord to deny access to the Premises by any of Tenant’s employees, guests and visitors whether or not invited or pre-registered, as the case may be.

ARTICLE 3

ALTERATIONS

Section 3.1 (A) Tenant shall not make any Alterations without Landlord’s prior consent. Landlord shall not unreasonably withhold or delay its consent to any proposed nonstructural Alterations, provided that such Alterations (i) are not visible from the outside of the Building, (ii) do not affect the use of or require access to any part of the Building other than the Premises, (iii) do not adversely affect any service required to be furnished by Landlord to Tenant or to any other tenant or occupant of the Building, (iv) do not adversely affect the proper functioning of any Building System, (v) do not reduce the value or utility of the Building, or (vi) do not affect the certificate of occupancy for the Building or the Premises. Landlord’s consent shall not be required for any so-called decorative Alterations, plans for which are not required to be filed with the New York City Building Department or any successor thereto.

(B) (1) Prior to making any Alterations, including, without limitation, the Initial Alterations, Tenant shall (i) submit to Landlord detailed construction plans and specifications (including layout, architectural, mechanical, electrical, plumbing, sprinkler and structural drawings) for each proposed Alteration and shall not commence any such Alteration without first obtaining Landlord’s approval of such plans and specifications, which, in the case of nonstructural Alterations which meet the criteria set forth in Section 3.1(A) above, shall not be unreasonably withheld or delayed, (ii) at Tenant’s expense, obtain all permits, approvals, inspections (to be performed by Tenant’s approved engineer or general contractor), sign-offs and certificates required by any Governmental Authorities, it being agreed that all filings with Governmental Authorities to obtain such permits, approvals, inspections, sign-offs and certificates shall be made, at Tenant’s expense, by a Person designated by Landlord (except as otherwise provided above for inspections), and (iii) furnish to Landlord duplicate original policies or certificates thereof of worker’s compensation (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors in connection with such Alteration) and comprehensive public liability (including property damage coverage) insurance in such form, with such companies, for such periods and in such amounts as Landlord may reasonably approve, naming Landlord and its agents, and any Lessor and any Mortgagee, as additional insureds, provided that, with respect to any agent, Lessor and Mortgagee, Tenant has received notice thereof. Upon completion of such Alteration, Tenant, at Tenant’s expense, shall obtain certificates of final approval of such Alteration required by any Governmental Authority and shall furnish Landlord with copies thereof, together with the “as built” plans and specifications (reproducible mylars and microfiche index cards) for such Alterations, air and water balancing reports and certificates that indicate compliance with flame and smoke spread criteria, it being agreed that all filings with Governmental Authorities to obtain such reports, permits, approvals and certificates shall be made, at Tenant’s expense, by a Person designated by Landlord. All Alterations shall be made and performed in accordance with the plans and specifications therefore as approved by Landlord, all then current Requirements, the Rules and Regulations, and all rules and regulations relating to Alterations promulgated by Landlord in its reasonable judgment. All materials and equipment to be incorporated in the Premises as a result of any Alterations or a part thereof shall be first quality and no such materials or equipment (other than Tenant’s Property) shall be subject to any lien, encumbrance, chattel mortgage or title retention or security agreement. In addition, no Alteration at a cost for labor and materials (as reasonably estimated by Landlord’s architect, engineer or contractor) in excess of Seventy Five Thousand Dollars ($75,000) (which amount shall be increased on the third (3rd) anniversary of the Commencement Date and annually thereafter by the annual percentage increase, if any, in the Consumer Price Index from that in effect on the Commencement Date), either individually or in the aggregate with any other Alteration constructed in any twelve (12) month period, shall be undertaken prior to Tenant’s delivering to Landlord either (i) a performance bond and labor and materials payment bond (issued by a surety company and in form both reasonably satisfactory to Landlord), each in an amount equal to 120% of such estimated cost, or (ii) such other security as shall be reasonably satisfactory to Landlord or required by any Mortgagee or Lessor. With respect to the Initial Alterations only, the Tenant Fund held by Landlord shall be deemed security reasonably satisfactory to Landlord pursuant to the preceding sentence. All Alterations requiring the consent of Landlord shall be performed only under the supervision of an independent licensed architect retained and paid for by Tenant and approved by Landlord, which approval shall not be unreasonably withheld.

(2) In any circumstance in which Landlord’s approval of each submission or subsequent modification of plans is required and such approval cannot be unreasonably withheld, if Landlord shall fail to disapprove Tenant’s final plans and specifications for any Alteration (any such disapproval shall state the reason(s) therefore) within ten (10) Business Days with respect to nonstructural Alterations which do not affect any Building Systems and fifteen (15) Business Days with respect to any other Alterations, after Landlord’s receipt of each submission or subsequent modification thereof, then Landlord shall be deemed to have approved such plans and specifications. Landlord reserves the right to disapprove any plans and specifications in part, to reserve approval of items shown thereon pending its review and approval of other plans and specifications, and to condition its approval upon Tenant making revisions to the plans and specifications or supplying additional information. Any review or approval by Landlord of any plans and/or specifications with respect to any Alteration is solely for Landlord’s benefit, and without any representation or warranty whatsoever to Tenant or any other Person with respect to the adequacy, correctness or efficiency thereof or otherwise.

(C) Tenant shall be permitted to perform Alterations during the hours of 8:00 A.M. to 6:00 P.M. on Business Days, provided that such work shall not interfere with, interrupt or disturb the operation and maintenance of the Building or unreasonably interfere with, interrupt or disturb the use and occupancy of the Building by other tenants in the Building. Supplementing the preceding sentence, but not in limitation thereof, in no event shall any Alterations interfere with, interrupt or disturb the premises (including, without limitation, the ceiling or flooring therein) of any other tenant or occupant of the Building. Otherwise, Alterations shall be performed at such times and in such manner as Landlord may from time to time reasonably designate. The foregoing shall not be deemed to prevent Tenant from performing Alterations between the hours of 6:00 P.M. and 8:00 A.M. on Business Days and during any hours on non-Business Days, provided same are performed in such manner as Landlord may from time to time reasonably designate. All Tenant’s Property installed by Tenant and all Alterations in and to the Premises which may be made by Tenant at its own cost and expense prior to and during the Term, shall with respect to Tenant’s Property, remain the property of Tenant, and with respect to said Alterations, become the property of Landlord upon the expiration or sooner termination of this Lease. Upon the Expiration Date, Tenant shall remove Tenant’s Property from the Premises and, if Landlord consents, Tenant may remove, at Tenant’s cost and expense, all Alterations made by Tenant to the Premises, provided, however, in any case, that Tenant shall repair and restore in a good and worker like manner to good condition any damage to the Premises or the Building caused by such removal. Notwithstanding the foregoing, however, Landlord, upon notice given at least thirty (30) days prior to the Fixed Expiration Date or upon such shorter notice as is reasonable under the circumstances upon the earlier expiration of the Term, may require Tenant to remove any Specialty Alterations, and to repair and restore in a good and worker like manner to good condition any damage to the Premises or the Building caused by such removal.

(D) (1) All Alterations shall be performed, at Tenant’s sole cost and expense, by Landlord’s contractor(s) or by contractors, subcontractors or mechanics approved by Landlord (which approval shall not be unreasonably withheld). Prior to making an Alteration, at Tenant’s request, Landlord shall furnish Tenant with a list of contractors who may perform Alterations to the Premises on behalf of Tenant. If Tenant engages any contractor set forth on the list, Tenant shall not be required to obtain Landlord’s consent for such contractor unless, prior to the earlier of entering into a contract with such contractor, Landlord shall notify Tenant that such contractor has been removed from the list.

(2) Notwithstanding the foregoing, with respect to any Alteration affecting any Building System (i) Tenant shall select a contractor from a list of approved contractors furnished by Landlord to Tenant (containing at least three (3) contractors), and (ii) the Alteration shall, at Tenant’s cost and expense, be designed by Landlord’s engineer for the relevant Building System. If any such Alteration affecting any Building System has been designed by Landlord’s engineer, such Alteration shall, subject to the limitations set forth in Section 3.1 (A) above, be deemed approved by Landlord. (E) Any mechanic’s lien filed against the Premises or the Real Property for work claimed to have been done for, or materials claimed to have been furnished to, Tenant shall be discharged by Tenant within thirty (30) days after Tenant shall have received notice thereof (or such shorter period if required by the terms of any Superior Lease or Mortgage), at Tenant’s expense, by payment or filing the bond required by law. Tenant shall not, at any time prior to or during the Term, directly or indirectly employ, or permit the employment of, any contractor, mechanic or laborer in the Premises, whether in connection with any Alteration or otherwise, if such employment would interfere or cause any conflict with other contractors, mechanics or laborers engaged in the construction, maintenance or operation of the Building by Landlord, Tenant or others, or of any adjacent property owned by Landlord. In the event of any such interference or conflict, Tenant, upon demand of Landlord, shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately

Section 3.2 (A) (1) Tenant shall pay to Landlord on demand and as additional rent in connection with any Alteration, excluding the Initial Alterations, a fee equal to five percent (5%) of the total cost of such Alteration (the “Alteration Fee”). In addition, Tenant shall pay any fee charged by any Lessor or Mortgagee in connection with reviewing the plans and specifications of such Alterations or inspecting the progress of completion of the same.

(2) Notwithstanding anything to the contrary contained in this Section 3.2, with respect to the Initial Alterations only, the Alteration Fee shall be equal to the out-of-pocket costs incurred by Landlord in connection with the Initial Alterations, including, without limitation, any fee charged by any Lessor or Mortgagee in reviewing the plans and specifications for the Initial Alteration or inspecting the progress of completion of the same. In the event that Tenant retains the Building structural and mechanical engineers to prepare its structural and mechanical drawings for the Initial Alterations, then Landlord shall waive its fees with respect to its review of the mechanical and structural drawings for the Initial Alterations.

(B) Prior to making any Alteration, Tenant shall submit to Landlord a statement of Tenant’s independent licensed architect, if employed, or contractor, estimating the total cost of such Alteration and the estimated time required to complete such Alteration. The Alteration Fee shall be calculated on the basis of such estimate and paid in equal monthly installments during the course of the performance of the Alteration, together with the monthly installments of Fixed Rent. Within three (3) Business Days after completion of the Alteration, Tenant shall pay to Landlord the entire balance of the Alteration Fee if not theretofore paid in full.

(C) (1) Upon completion of an Alteration, Tenant shall submit to Landlord a statement of Tenant’s independent licensed architect, if employed, or contractor, certifying the total cost of such Alteration. The Alteration Fee shall be adjusted, if necessary, based on the certification. If the Alteration Fee, as adjusted, shall be greater than the amount theretofore paid to Landlord by Tenant on account of such Fee, Tenant shall pay such deficiency simultaneously with the delivery to Landlord of the certification. If such Alteration Fee, as adjusted, is less than the amount theretofore paid to Landlord by Tenant on account of such Fee, Landlord, at its option may either (i) within ten (10) Business Days after

Landlord’s receipt of the certification, pay to Tenant the amount of such overpayment, or (ii) credit the amount of such overpayment against the next due installments of Rental becoming due under this Lease.

(2) If Landlord shall dispute the statement certifying the total cost of such Alteration, Landlord shall have the right, within thirty (30) days after receipt of the certification, to employ an independent certified public accountant to review Tenant’s books and records relating to such Alteration. The determination of such accountant shall be conclusively binding upon the parties, and, if necessary, the Alteration Fee shall be adjusted accordingly based upon such determination. If such determination shall reveal that the Alteration Fee paid on account of such Alteration shall have been understated by more than five percent (5%), then Tenant shall pay the fees of the accountant in connection with such review. The payment to be made to Landlord as a result of an understatement shall bear interest at the Applicable Rate from the date that the first installment of the Alteration Fee was due and payable until the date of such accountant’s determination. Any adjustment in the Alteration Fee, together with interest thereon at the Applicable Rate, as well as any payment of the fees of such accountant, shall be paid by Tenant to Landlord as additional rent within three (3) Business Days after such accountant’s determination.

Section 3.3 Upon the request of Tenant, Landlord, at Tenant’s cost and expense, shall join in any applications for any permits, approvals or certificates required to be obtained by Tenant in connection with any permitted Alteration (provided that the provisions of the applicable Requirement shall require that Landlord join in such application) and shall otherwise cooperate with Tenant in connection therewith, provided that Landlord shall not be obligated to incur any cost or expense, including, without limitation, attorneys’ fees and disbursements, or suffer any liability in connection therewith.

Section 3.4 (A) Subject to the provisions of this Section 3.4, Landlord shall contribute an amount not to exceed Five Hundred Twenty Two Thousand Dollars ($522,000.00) (the “Tenant Fund”) toward (x) the Hard Costs (as hereinafter defined) ) incurred by Tenant in connection with the performance of the Initial Alterations (other than Soft Costs), and (y) the fees of architects, engineers and expediters incurred by Tenant in connection with the performance of the Initial Alterations (the costs described in this clause (y) being collectively referred to herein as “Soft Costs”). Notwithstanding the foregoing, Landlord shall not be required to contribute toward Soft Costs an amount in excess of fifteen percent (15%) of the Tenant Fund. As used herein, Hard Costs shall mean those certain costs incurred by Tenant for the performance of the following work in connection with the Initial Alterations: the installation of walls, partitions, columns, sprinklers, fixtures, improvements and appurtenances permanently attached to or built in to the Premises, including mechanical systems, flooring, ceilings, duct work, electrical wiring, plumbing, millwork and supplemental air-conditioning systems (if any).

(B) Provided Landlord receives from Tenant on or before the tenth (10th) day of a calendar month a request for disbursement of a portion of the Tenant Fund (a “Request”), accompanied by the certification set forth in this Section 3.4(B) and the items set forth in Section3.4 (C) hereof (collectively, the “Draw Documents”), then Landlord shall, provided no Event of Default shall have occurred and be continuing, disburse the applicable portion of the Tenant Fund covered by the Request by the tenth (10th) day of the next succeeding calendar month. If the Request, accompanied by the Draw Documents, is received by Landlord subsequent to the tenth (10th) day of a calendar month, then the disbursement need not be made by Landlord until the 25th day of the second succeeding calendar month. For purposes hereof, a Request shall not be made unless and until Landlord determines that the Draw Documents are correct and complete. Disbursements from the Tenant Fund shall not be made more frequently than monthly, and shall be in an amount equal to the aggregate amounts theretofore paid (as certified by an officer of Tenant and Tenant’s independent, licensed architect) to Tenant’s contractors, subcontractors and materialmen, or on account of Soft Costs which in either case have not been the subject of a previous disbursement from the Tenant Fund; provided, however, that Landlord shall only be obligated to pay ninety percent (90%) of the Tenant Fund pursuant to this Section 3.4(B), and the remaining ten percent (10%) of the Tenant Fund shall be paid when the Initial Alterations (inclusive of Punch List Items) have been completed, all final lien waivers and certifications set forth in Section 3.4(E) have been delivered, and Tenant has delivered “as-built” plans and specifications to Landlord with respect to the Initial Alterations.

(C) Landlord’s obligation to make disbursements from the Tenant Fund shall be subject to receipt of: (a) a request for such disbursement from Tenant signed by an officer of Tenant, together with the certification required by Section 3.4(B) hereof, (b) copies of all receipts, invoices and bills for the work completed and materials furnished in connection with the Initial Alterations and incorporated in the Premises, or with respect to Soft Costs, which in either case have been paid by Tenant and for which Tenant is seeking reimbursement, (c) copies of all contracts (to the extent not already given to Landlord), work orders, change orders and other materials relating to the work or materials, or Soft Costs, which in either case are the subject of the requested disbursement or reimbursement, (d) with respect to disbursements of the Tenant Fund to cover costs other than Soft Costs, a certificate of Tenant’s independent licensed architect stating (i) that, in his opinion, the portion of the Initial Alterations theretofore completed and for which the disbursement is requested was performed in a good and worker like manner in accordance with the final detailed plans and specifications for such Initial Alterations, as approved by Landlord, (ii) the percentage of completion of the Initial Alteration as of the date of such certificate, and (iii) the estimated total cost to complete the performance of the Initial Alterations, and (e) the amount of the Alteration Fee then payable pursuant to Section 3.2 hereof, and (f) partial lien waivers, to the extent permitted by law, from each contractor, subcontractor and materialman who performed work in connection with the Initial Alterations, to the extent of the amount theretofore paid to such contractor, subcontractor or materialman. In the event Landlord shall, at any time, willfully fail, in violation of its obligations hereunder, to disburse all or a portion of the Tenant Fund required, to be disbursed pursuant to the terms of this Lease, Tenant shall have the right to offset the amount unpaid against the next due installment(s) of Rental pursuant to the terms of this Lease.

(D) In no event shall the aggregate amount paid by Landlord to Tenant under this Section 3.4 exceed the amount of the Tenant Fund. Upon the completion 17 of the Initial Alterations (which shall include completion of all Punch List Items and payment of Soft Costs, and satisfaction of the conditions set forth in Section 3.4(E) hereof), any amount of the Tenant Fund which has not been previously disbursed (exclusive of amounts allocated to pay for work completed even though the invoices covering such work have not yet been received) shall be retained by Landlord. Upon the disbursement of the entire Tenant Fund (or the portion thereof if upon completion of the Initial Alterations and the payment of Soft Costs the Tenant Fund is not exhausted), Landlord shall have no further obligation or liability whatsoever to Tenant for further disbursement of any portion of the Tenant Fund to Tenant. It is expressly understood and agreed that Tenant shall complete, at its sole cost and expense, the Initial Alterations, and pay Soft Costs, whether or not the Tenant Fund is sufficient to fund such completion and Soft Costs. Any costs to complete the Initial Alterations and pay Soft Costs in excess of the Tenant Fund shall be the sole responsibility and obligation of Tenant.

(E) Within thirty (30) days after completion of the Initial Alterations, Tenant shall deliver to Landlord final waivers of lien from all contractors, subcontractors and materialmen involved in the performance of the Initial Alterations and the materials furnished in connection therewith, and a certificate from Tenant’s independent licensed architect certifying that (i) in his opinion the Initial Alterations have been performed in a good and worker like manner and completed in accordance with the final detailed plans and specifications for such Initial Alterations as approved by Landlord, and (ii) all contractors, subcontractors and materialmen have been paid for the Initial Alterations and materials furnished through such date.

(F) Prior to the commencement of the Initial Alterations, (i) Tenant shall provide Landlord with copies of all contracts with contractors and subcontractors who will be performing the Initial Alterations, and (ii) Landlord shall approve (which approval shall not be unreasonably withheld or delayed) the schedule of payments to be made thereunder.

Section 3.5 Tenant shall maintain comprehensive records and copies of all plans, specifications, budgets and other appropriate documentation in connection with any and all Alterations, copies of which shall be furnished to Landlord promptly upon demand.

Section 3.6 Annexed hereto as Exhibit C is the Building Standard requirements for Alterations. In performing any Alterations hereunder, Tenant covenants to comply with the provisions of said Exhibit C.

ARTICLE 4

REPAIRS-FLOOR LOAD

Section 4.1 Landlord shall operate, maintain and make all necessary repairs (both structural and nonstructural) to the part of Building Systems which provide service to the Premises (but not to the distribution portions of such Building Systems located within the Premises) and to the public portions of the Building, both exterior and interior, in conformance with standards applicable to non-institutional first class office buildings in Manhattan. Subject to Article 10 below, Tenant, at Tenant’s sole cost and expense, shall take good care of the Premises and the fixtures, equipment, Alterations and appurtenances therein and the distribution systems and shall make all nonstructural repairs thereto as and when needed to preserve them in good working order and condition. Notwithstanding the foregoing but subject to Article 10 below, all damage or injury to the Premises or to any other part of the Building and Building Systems, or to its fixtures, equipment and appurtenances, whether requiring structural or nonstructural repairs, caused by or resulting from negligent acts or omissions, neglect or improper conduct of, or Alterations made by, Tenant, Tenant’s agents, employees, invitees or licensees, shall be repaired at Tenant’s sole cost and expense, by (i) Tenant to the reasonable satisfaction of Landlord (if the required repairs are nonstructural in nature and do not affect any Building System), or (ii) Landlord (if the required repairs are structural in nature or affect any Building System). All of the aforesaid repairs shall be of good quality and of a class consistent with non-institutional first class office building work or construction and shall be made in accordance with the provisions of Article 3hereof. If Tenant fails after twenty (20) days’ notice (or such shorter period as may be required due to an emergency) to proceed with due diligence to make repairs required to be made by Tenant, the same may be made by Landlord at the expense of Tenant, and the expenses thereof incurred by Landlord, with interest thereon at the Applicable Rate, shall be forthwith paid to Landlord as additional rent after rendition of a bill or statement therefore. Tenant shall give Landlord prompt notice of any defective condition in the Building or in any Building System, located in, servicing or passing through the remises, as soon as Tenant becomes aware of same.

Section 4.2 Tenant shall not place a load upon any floor of the Premises exceeding the “live load” limitations set forth in the certificate of occupancy for the Premises. Tenant shall not move any safe, heavy machinery, heavy equipment, business machines, freight, bulky matter or fixtures into or out of the Building without Landlord’s prior consent, which consent shall not be unreasonably withheld, and shall make payment to Landlord of Landlord’s costs in connection therewith. If such safe, machinery, equipment, freight, bulky matter or fixtures requires special handling, Tenant shall employ at its sole cost and expense only persons holding a Master Rigger’s license to do said work and such additional trades people as may be required to perform such work. All work in connection therewith shall comply with all Requirements and the Rules and Regulations, and shall be done during such hours as Landlord may reasonably designate. Business machines and mechanical equipment shall be placed and maintained by Tenant at Tenant’s expense in settings sufficient in Landlord’s reasonable judgment to absorb and prevent vibration, noise and annoyance. There shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance. or injury to business arising from Landlord, Tenant or others making, or failing to make, any repairs, alterations, additions or improvements in or to any portion of the Building or the Premises, or in or to fixtures, appurtenances or equipment thereof.

Section 4.3 Landlord shall use its reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises in making any repairs, alterations, additions or improvements; provided, however, that Landlord shall have no obligation to employ contractors or labor at so-called overtime or other premium pay rates or to incur any other overtime costs or expenses whatsoever, except that Landlord, at its expense but subject to recoupment pursuant to Article 27 hereof, shall employ contractors or labor at so-called overtime or other premium pay rates if necessary to make any repair required to be made by it hereunder to remedy any condition that either (i) results in a denial of access to the Premises, (ii) threatens the health or safety of any occupant of the Premises, or (iii) except in the case of a fire or other casualty, materially interferes with Tenant’s ability to conduct its business in the i Premises. Any materials required for the performance of any such repairs, alterations, additions ‘ or improvements shall be stored at such locations within the Premises as are reasonably designated by Tenant, except that any such materials may be moved to the location of the repair, alteration, addition or improvement during the course of performance of the work. In all other cases, at Tenant’s request, Landlord shall employ contractors or labor at so-called overtime or other premium pay rates and incur any other overtime costs or expenses in making any repairs, alterations, additions or improvements, and Tenant shall pay to Landlord, as additional rent, within ten (10) Business Days after demand, an amount equal to the difference between the overtime or other premium pay rates and the regular pay rates for such labor and any other overtime costs or expenses so incurred. Landlord shall furnish to Tenant copies of all bills setting forth amounts to be paid by Tenant hereunder.

Section 4.4 Both the design and decoration of the elevator areas of each entire floor of the Premises and the public corridors of any floor of the Premises occupied by more than one (1) occupant (as a result of a subletting or occupancy arrangement, if any, in accordance with Article 12 hereof) shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, and such elevator areas and public corridors shall be maintained and kept in order by Tenant to Landlord’s reasonable satisfaction. Nothing contained in the foregoing sentence, however, shall vitiate Landlord’s obligation to clean the Premises as provided in Section 28.4 hereof.

ARTICLE 5

WINDOW CLEANING

Tenant shall not clean, nor require, permit, suffer or allow any window in the Premises to be cleaned from the outside in violation of Section 202 of the Labor Law, or any other Requirement, or of the rules of the Board of Standards and Appeals, or of any other board or body having or asserting jurisdiction.

ARTICLE 6

REQUIREMENTS OF LAW

Section 6.1 (A) Tenant, at its sole cost and expense, shall comply with all Requirements applicable to the use and occupancy of the Premises, including, without limitation, those applicable to the making of any Alterations or repairs therein or the result of the making thereof, except that (other than with respect to the making of Alterations or the result of the making thereof) Tenant shall not be under any obligation to make any Alteration in order to comply with any Requirement applicable to the mere general “office” use or occupancy (as opposed to the manner of use) of the Premises, unless otherwise expressly required herein. Tenant shall not do or permit to be done any act or thing upon the Premises which will invalidate or be in conflict with a standard “all-risk” insurance policy, and shall not do, or permit anything to be done in or upon the Premises, or bring or keep anything therein, except as now or hereafter permitted by the New York City Fire Department, New York Board of Fire Underwriters, the Insurance Services Office or other authority having jurisdiction and then only in such quantity and manner of storage as not to increase the rate for fire insurance applicable to the Building, or use the Premises in a manner (as opposed to mere use as general “offices”) which shall increase the rate of fire insurance on the Building or on property located therein, over that in similar type buildings or in effect on the Commencement Date. If by reason of Tenant’s failure to comply with the provisions of this Article, the fire insurance rate shall be higher than it otherwise would be, then Tenant shall desist from doing or permitting to be done any such act or thing and shall reimburse Landlord, as additional rent hereunder, for that part of all fire insurance premiums thereafter paid by Landlord which shall have been charged because of such failure by Tenant, and shall make such reimbursement upon demand by Landlord. Landlord shall notify Tenant as promptly as reasonably practicable of any such increase. Landlord shall furnish Tenant with all bills for additional fire insurance premiums as to which Tenant is required to make reimbursement hereunder. In any action or proceeding wherein Landlord and Tenant are parties, a schedule or “make up” of rates for the Building or the Premises issued by the Insurance Services Office, or other body fixing such fire insurance rates, shall be conclusive evidence of the facts therein stated and of the several items and charges in the fire insurance rates then applicable to the Building.

(B) Landlord, at its sole cost and expense (but subject to recoupment as provided in Article 27 hereof ), shall comply with all other Requirements applicable to the Premises and the Building, subject to Landlord’s right to contest the applicability or legality thereof.

Section 6.2 Tenant, at its sole cost and expense and after notice to Landlord, may contest by appropriate proceedings prosecuted diligently and in good faith, the legality or applicability of any Requirement affecting the Premises for which Tenant is responsible, provided that: (a) Landlord (or any Indemnitee) shall not be subject to imprisonment or to prosecution for a crime, nor shall the Real Property or any part thereof be subject to being condemned or vacated, nor shall the certificate of occupancy for the Premises or the Building be suspended or threatened to be suspended by reason of noncompliance or by reason of such contest; (b) before the commencement of such contest, if Landlord or any Indemnitee may be subject to any civil fines or penalties or other criminal penalties or if Landlord may be liable to any independent third party as a result of such noncompliance, Tenant shall furnish to Landlord either (i) a bond of a surety company satisfactory to Landlord, in form and substance reasonably satisfactory to Landlord, and in an amount equal to one hundred twenty percent (120%) of the sum of (A) the cost of such compliance, and (B) the criminal or civil penalties or fines that may accrue by reason of such noncompliance (as reasonably estimated by Landlord), and (C) the amount of such liability to independent third parties (as reasonably estimated by Landlord), and shall indemnify Landlord (and any Indemnitee) against the cost of such compliance and liability resulting from or incurred in connection with such contest or noncompliance (except that Tenant shall not be required to furnish such bond to Landlord if it has otherwise furnished any similar bond required by law to the appropriate Governmental

Authority and has named Landlord as a beneficiary thereunder), or (ii) other security reasonably satisfactory in all respects to Landlord; (c) such noncompliance or contest shall not constitute or result in a violation (either with the giving of notice or the passage of time or both) of the terms of any Mortgage or Superior Lease, or if such Superior Lease or Mortgage shall condition such non-compliance or contest upon the taking of action or furnishing of security by Landlord, such action shall be taken or such security shall be furnished at the expense of Tenant; and (d) Tenant shall keep Landlord regularly advised as to the status of such proceedings. Without limiting the applicability of the foregoing, Landlord (or any Indemnitee) shall be deemed subject to prosecution for a crime if Landlord (or any Indemnitee), a Lessor, a Mortgagee or any of their officers, directors, partners, shareholders, agents or employees is charged with a crime of any kind whatsoever, unless such charges are withdrawn ten (10) days before Landlord (or any Indemnitee), such Lessor or such Mortgagee or such officer, director, partner, shareholder, agent or employee, as the case may be, is required to plead or answer thereto.

ARTICLE 7

SUBORDINATION

Section 7.1 This Lease shall be subject and subordinate to each and every Superior Lease and to each and every Mortgage. This clause shall be self-operative and no further instrument of subordination shall be required from Tenant to make the interest of any Lessor or Mortgagee superior to the interest of Tenant hereunder; however, Tenant shall execute and deliver promptly an instrument, in recordable form, that Landlord, any Mortgagee or Lessor reasonably may request to evidence and confirm such subordination. If the date of expiration of any Superior Lease shall be the same day as the Expiration Date, the Term shall end and expire twelve (12) hours prior to the expiration of the Superior Lease. Tenant shall not knowingly do anything that would constitute a default under any Superior Lease or Mortgage, or knowingly omit to do anything that Tenant is obligated to do under the terms of this Lease so as to cause Landlord to be in default thereunder. If, in connection with the financing of the Real Property, the Building or the interest of the lessee under any Superior Lease, or if in connection with the entering into of a Superior Lease, any lending institution or Lessor shall request reasonable modifications of this Lease that do not increase Tenant’s monetary obligations under this Lease, or adversely affect or diminish the rights, or increase the other obligations of Tenant under this Lease, Tenant shall make such modifications. A requirement that Tenant give notice of any default on the part of Landlord to any Mortgagee or Lessor and a reasonable opportunity to cure such default shall not be deemed to increase the obligations of Tenant under this Lease.

Section 7.2 (A) If at any time prior to the expiration of the Term, any Superior Lease shall terminate or be terminated for any reason or any Mortgagee comes into possession of the Real Property or the Building or the estate created by any Superior Lease by receiver or otherwise, Tenant agrees, to attorn pursuant to the terms of this Lease, from time to time, at Successor Landlord’s option, to any such owner, Lessor or Mortgagee or any person acquiring the interest of Landlord as a result of any such termination, or as a result of a foreclosure of the Mortgage or the granting of a deed in lieu of foreclosure (a “Successor Landlord”), upon the then executory terms and conditions of this Lease, subject to the provisions of Section 7.1 hereof and this Section 7.2, for the remainder of the Term, provided that such owner, Lessor or Mortgagee, or receiver caused to be appointed by any of the foregoing, as the case may be, shall then be entitled to possession of the Premises and provided further that such owner, Lessor or Mortgagee, as the case may be, or anyone claiming by, through or under such owner, Lessor or Mortgagee, as the case may be, including a purchaser at a foreclosure sale, shall not be:

(1) except as hereafter set forth, liable for any act or omission of any prior landlord (including, without limitation, the then defaulting landlord) unless such default is not cured after such owner, Lessor, Mortgagee or purchaser obtains possession of the Real Property or Building, or

(2) subject to any defense or offsets which Tenant may have against any prior landlord (including, without limitation, the then defaulting landlord) unless such default is not cured after such owner, Lessor, Mortgagee or purchaser obtains possession of the Real Property or Building, or

(3) bound by any payment of Rental which Tenant may have made to any prior landlord (including, without limitation, the then defaulting landlord) more than thirty (30) days in advance of the date upon which such payment was due, or

(4) bound by any obligation to perform or fund any work or to make improvements to the Premises, except for (i) repairs and maintenance pursuant to the provisions of Article 4, (ii) repairs to the Premises or any part thereof as a result of damage by fire or other casualty pursuant to Article 10 hereof, but only to the extent required of Landlord, and (iii) repairs to the Premises as a result of a partial condemnation pursuant to Article 11 hereof, but only to the extent that such repairs can be reasonably made from the net proceeds of any award made available to such owner, Lessor or Mortgagee, or

(5) bound by any amendment or modification of this Lease made after Tenant has received written notice of such Lessor or Mortgagee without its consent, or

(6) bound to return Tenant’s security deposit, if any, until such deposit has come into its actual possession and Tenant would be entitled to such security deposit pursuant to the terms of this Lease.

(B) The Successor Landlord may accept Tenant’s attornment and may recognize Tenant as Tenant under this Lease, subject to the terms hereinabove set forth. The Successor Landlord, subject to the limitations set forth in this Section 7.2, shall be deemed to have and shall assume performance of and compliance with, all of the terms, covenants and conditions of the Lease (other than those set forth in subdivisions (I) through (6) above) from and after the date of the attornment until such time as the interest of the Successor Landlord shall be transferred to a new Landlord.

(C) The provisions of this Section 7.2 shall enure to the benefit of any such owner, Lessor or Mortgagee, shall apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of any Superior Lease, shall be self-operative upon any such demand, and no further instrument shall be required to give effect to said provisions. Tenant, however, upon demand of any such owner, Lessor or Mortgagee, shall execute, at Tenant’s expense, from time to time, instruments, in recordable form, in confirmation of the foregoing provisions of this Section 7.2, satisfactory to any such owner, Lessor or Mortgagee, acknowledging such attornment and setting forth the terms and conditions of its tenancy. Nothing contained in this Section 7.2 shall be construed to impair any right otherwise exercisable by any such owner, Lessor or Mortgagee, or to excuse any such owner, Lessor or Mortgagee from performing obligations of repair and maintenance required to be performed by it hereunder.

Section 7.3 From time to time, within ten (10) days next following request by Landlord, any Mortgagee or any Lessor, Tenant shall deliver to Landlord, such Mortgagee or such Lessor a written statement executed by Tenant, in form reasonably satisfactory to Landlord, such Mortgagee or such Lessor, (1) stating that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (2) setting forth the date to which the Fixed Rent, additional rent and other items of Rental have been paid, (3) stating whether or not, to the best knowledge of Tenant (but without having made any investigation), Landlord is in default under this Lease, and, if Landlord is in default, setting forth the specific nature of all such defaults, and (4) as to any other matters pertaining to this Lease reasonably requested by Landlord, such Mortgagee or such Lessor. Tenant acknowledges that any statement delivered pursuant to this Section 7.3 may be relied upon by any purchaser or owner of the Real Property or the Building, or Landlord’s interest in the Real Property or the Building or any Superior Lease, or by any Mortgagee, or by an assignee of any Mortgagee, or by any Lessor.

Section 7.4 From time to time, within ten (10) days next following request by Tenant, Landlord shall deliver to Tenant a written statement executed by Landlord (i) stating that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (ii) setting forth the date to which the Fixed Rent, all additional rent and any other items of Rental have been paid, (iii) stating whether or not, to the best knowledge of Landlord (but without having made any investigation), Tenant is in default under this Lease, and, if Tenant is in default, setting forth the specific nature of all such defaults, and (iv) as to any other matters reasonably requested by Tenant and related to this Lease.

Section 7.5 As long as any Superior Lease or Mortgage shall exist and Tenant has received written notice of the existence thereof, Tenant shall not seek to terminate this Lease by reason of any act or omission of Landlord until Tenant shall have given written notice of such act or omission to all Lessors and Mortgagees at such addresses as shall have been furnished to Tenant by such Lessors and Mortgagees and, if any such Lessor or Mortgagee, as the case may be, shall have notified Tenant within ten (10) Business Days following receipt of such notice of its intention to remedy such act or omission, until a reasonable period of time shall have elapsed following the giving of such notice, during which period such Lessors and Mortgagees shall have the right, but not the obligation, to remedy such act or omission. If no such notice is given by any such Lessor or Mortgagee within such ten (10) Business Day period or, if the Lessor or Mortgagee giving such notice does not undertake cure within ten (1 0) days following the giving of such notice to Tenant, then Tenant may pursue all of its remedies hereunder or at law.

ARTICLE 8

RULES AND REGULATIONS

Tenant and Tenant’s contractors, employees, agents, visitors, invitees and licensees shall comply with the Rules and Regulations. Nothing in this Lease contained shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees, except that Landlord shall not enforce any Rule or Regulation against Tenant which I Landlord shall not then be enforcing against all other office tenants in the Building.

ARTICLE 9

INSURANCE. PROPERTY LOSS OR DAMAGE: REIMBURSEMENT

Section 9.1 (A) Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to property of Tenant or of others entrusted to employees of the Building, nor for the loss of or damage to any property of Tenant by theft or otherwise. Neither Landlord nor its agents shall be liable for any injury (or death) to persons or damage to property, or interruption of Tenant’s business, resulting from fire or other casualty, nor shall Landlord or its agents be liable for any such injury (or death) to persons or damage caused by other tenants or persons in the Building or caused by construction of any private, public or quasi-public work, nor shall Landlord be liable for any injury (or death) to persons or damage to property or improvements, or interruption of Tenant’s business, resulting from any latent defect in the Premises or in the Building. Subject to Section 10.5 below, nothing contained in this Section 9.1 shall be construed to exempt Landlord from any liability for its negligence or willful misconduct.

(B) If at any time any windows of the Premises are temporarily closed, darkened or bricked-up due to any Requirement or by reason of repairs, maintenance, alterations, or improvements to the Building, or any of such windows are permanently closed, darkened or bricked-up due to any Requirement, Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefore, nor abatement or diminution of Fixed Rent or any other item of Rental, nor shall the same release Tenant from its obligations hereunder, nor constitute an actual or constructive eviction, in whole or in part, by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise, nor impose any liability upon Landlord or its agents. If at any time the windows of the Premises are temporarily closed, darkened or bricked-up, as aforesaid, Landlord shall perform such repairs, maintenance, alterations or improvements and comply with the applicable Requirements with reasonable diligence and otherwise take such action as may be reasonably necessary to minimize the period during which such windows are temporarily closed, darkened, or bricked-up.

(C) Tenant shall immediately notify Landlord of any fire or accident in the Premises, promptly upon becoming aware of same.

Section 9.2 Tenant shall obtain and keep in full force and effect (i) an “all risk” insurance policy with a replacement cost endorsement for Alterations, Specialty Alterations and Tenant’s Property at the Premises, and (ii) a policy of commercial general liability and property damage insurance on an occurrence basis, with a contractual liability endorsement. Such policies shall provide that Tenant is named as the insured. Landlord, Landlord’s managing agent, and any Lessors and any Mortgagees (whose names shall have been furnished to Tenant) shall be added as additional insureds, as their respective interests may appear with respect to the insurance required to be carried pursuant to clause (i) above with respect to Specialty Alterations only, and only to the extent of the named insured’s negligence with respect to the insurance required to be carried pursuant to clause (ii) above. Such policy with respect to clause (ii) above shall include a provision under which the insurer agrees to indemnify and hold Landlord, Landlord’s managing agent, and such Lessors and Mortgagees harmless from and against, subject to the limits of liability set forth in this Section 9.2, all cost, expense and liability arising out of, or based upon, any and all claims, accidents, injuries and damages mentioned in Article 35. In addition, the policy required to be carried pursuant to clause (ii) above shall contain a provision that (a) no act or omission of Tenant shall affect or limit the obligation of the insurer to pay the amount of any loss sustained, and (b) the policy shall be non-cancelable with respect to Landlord, Landlord’s managing agent, and such Lessors and Mortgagees (whose names and addresses shall have been furnished to Tenant) unless thirty (30) days’ prior written notice shall have been given to Landlord and Landlord’s managing agent, which notice shall contain the policy number and the names of the insured and additional insureds. In addition, upon receipt by Tenant of any notice of cancellation or any other notice from the insurance carrier which may adversely affect the coverage of the insureds under such policy of insurance, Tenant shall immediately deliver to Landlord and any other additional insured hereunder a copy of such notice. The minimum amounts of liability under the policy of insurance required to be carried pursuant to clause (ii) above shall be a combined single limit with respect to each occurrence in an amount not less than Five Million Dollars ($5,000,000) for injury (or death) to persons and damage to property, which amount shall be increased from time to time to that amount of insurance which in Landlord’s reasonable judgment is then being customarily required by prudent landlords of noninstitutional first-class buildings in New York City for office use. All insurance required to be carried by Tenant pursuant to the terms of this Lease shall be effected under valid and enforceable policies issued by reputable and independent insurers permitted to do business in the State of New York, and rated in Best’s Insurance Guide, or any successor thereto (or if there be none, an organization having a national reputation) as having a general policyholder rating of “A” and a financial rating of at least “X”.

Section 9.3 Upon the execution hereof, Tenant shall deliver to Landlord appropriate certificates of insurance, including evidence of waivers of subrogation required pursuant to Section 10.5 hereof, required to be carried by Tenant pursuant to this Article 9. Evidence of each renewal or replacement of a policy shall be delivered by Tenant to Landlord at least thirty (30) days prior to the expiration of such policy.

Section 9.4 Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, Tenant’s Property or any Alterations, Initial Alterations and/or Specialty Alterations, and that Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to, interruption of Tenant’s business; it being expressly understood and agreed that the foregoing shall not affect Tenant’s right, if any, regarding an abatement of the Rental pursuant to Section 10.1 hereof.

Section 9.5 Landlord hereby agrees to carry insurance with respect to the building which is customarily carried by owners of similar first-class non-institutional office buildings in midtown Manhattan in an amount sufficient to prevent co-insurance.

ARTICLE 10

DESTRUCTION-FIRE OR OTHER CAUSE

Section 10.1 (A) If the Premises (other than Alterations, Specialty Alterations and Tenant’s Property) shall be damaged by fire or other casualty, and promptly after Landlord learns of the same, the damage (exclusive of damage to Alterations and/or Tenant’s Property) shall, following completion of Landlord’s insurance adjustment, be diligently repaired by and at the expense of Landlord to substantially the condition prior to the damage, and until such repairs which are required to be performed by Landlord shall be substantially completed (of which substantial completion Landlord shall promptly notify Tenant), (x) the Fixed Rent and Space Factor shall be reduced in the proportion which the ratio between the area of the part of the Premises which is not usable by Tenant, as determined by Landlord in its reasonable discretion, bears to the total area of the Premises immediately prior to such casualty, and (y) Tenant’s Share shall be redetermined based upon the proportion in which the ratio between the rentable area of the Premises remaining after such casualty bears to the rentable area of the Building remaining after such casualty. In the event that Tenant determines in its reasonable judgment that it is reasonably unable to conduct its business in the undamaged portion of the Premises or Tenant does not have reasonable access to the Premises, then Tenant may vacate the undamaged portion of the Premises and the Rental shall be totally abated until sixty (60) days after the damage has been repaired and/or Tenant once again has reasonable access to the Premises to perform its restoration work. Upon the substantial completion of such repairs, Landlord shall diligently prosecute to completion any items of Long Lead Work remaining to be completed. Landlord shall have no obligation to repair any damage to, or to replace, any Specialty Alterations or Tenant’s Property. In addition, Landlord shall not be obligated to repair any damage to, or to replace, any Alterations. Landlord shall use its reasonable efforts to minimize interference with Tenant’s use and occupancy in making any repairs pursuant to this Section.

(B) Prior to the substantial completion of Landlord’s repair obligations set forth in Section 10.1(A) hereof, Landlord shall provide Tenant and Tenant’s contractor, subcontractors and materialmen access to the Premises to perform Specialty Alterations (or Alterations, if Landlord is not obligated to repair same pursuant to the provisions hereof), on the following terms and conditions (but not to occupy the same for the conduct of business):

(1) Tenant shall not commence work in any portion of the Premises until the date specified in a notice from Landlord to Tenant stating that the repairs required to be made by Landlord have been or will be completed to the extent reasonably necessary, in Landlord’s discretion, to permit the commencement of the Specialty Alterations (or Alterations, if Landlord is not obligated to repair same pursuant to the provisions hereof) then prudent to be performed in accordance with good construction practice in the portion of the Premises in question without interference with, and consistent with the performance of, the repairs remaining to be performed.

(2) Such access by Tenant shall be deemed to be subject to all of the applicable provisions of this Lease, including, without limitation, Tenant’s obligation to pay to Landlord the Electricity Additional Rent as more particularly set forth in Article 13 hereof, except that there shall be no obligation on the part of Tenant solely because of such access to pay any Fixed Rent or Escalation Rent with respect to the affected portion of the Premises for any period prior to substantial completion of the repairs.

(3) It is expressly understood that if Landlord shall be prevented from substantially completing the repairs due to any acts of Tenant, its agents, servants, employees or contractors, including, without limitation, by reason of the performance of any Specialty Alteration (or Alteration, if Landlord is not obligated to repair same pursuant to the provisions hereof), by reason of Tenant’s failure or refusal to comply or to cause its architects, engineers, designers and contractors to comply with any of Tenant’s obligations described or referred to in this Lease, or if such repairs are not completed because under good construction scheduling practice such repairs should be performed after completion of any Specialty Alteration (or Alteration, if Landlord is not obligated to repair same pursuant to the provisions hereof), then such repairs shall be deemed substantially complete on the date when the repairs would have been substantially completed but for such delay and the expiration of the abatement of the Tenant’s obligations hereunder shall not be postponed by reason of such delay. Any additional costs to Landlord to complete any repairs occasioned by such delay shall be paid by Tenant to Landlord within ten (10) days after demand, as additional rent.

Section 10.2 Anything contained in Section 10.1 hereof to the contrary not with standing, if the Building shall be so damaged by fire or other casualty that, in Landlord’s reasonable opinion (confirmed by a reputable independent architect or contractor retained by Landlord), substantial alteration, demolition, or reconstruction of the Building shall be required (whether or not the Premises shall have been damaged or rendered untenantable), then Landlord, at Landlord’s option, may, not later than sixty (60) days following the damage, give Tenant a notice in writing terminating this Lease provided, however, that Landlord terminates substantially all the other leases for office premises in the Building pursuant to which Landlord has such a termination right in the event of a casualty. If Landlord elects to terminate this Lease, the Term shall expire upon a date set by Landlord, but not sooner than the tenth (10th) day nor later than the thirtieth (30th) day after such notice is given, and Tenant shall vacate the Premises and surrender the same to Landlord in accordance with the provisions of Article 20 hereof. Upon the termination of this Lease under the conditions provided for in this Section 10.2, the Rental shall be apportioned to the date that the Premises are no longer usable or the date of termination (whichever date occurs sooner) and any prepaid portion of Rental for any period after such date shall be refunded by Landlord to Tenant.

Section 10.3 (A) Within forty-five (45) days after Landlord receives knowledge of any damage described in Section 10.1 hereof, Landlord shall deliver to Tenant a statement prepared by a reputable contractor reasonably acceptable to Tenant setting forth such contractor’s estimate as to the time required to repair such damage, exclusive of time required to repair any Alterations, Initial Alterations or Specialty Alterations (which are Tenant’s obligation to repair) or to perform Long Lead Work which is the responsibility of Tenant. If the estimated time period exceeds twelve (12) months from the date of such statement, Tenant may elect to terminate this Lease by notice to Landlord not later than thirty (30) days following receipt of such statement. If Tenant makes such election, the Term shall expire upon the thirtieth (30th) day after notice of such election is given by Tenant, and Tenant shall vacate the Premises and surrender the same to Landlord in accordance with the provisions of Article 20 hereof. If Tenant shall not have elected to terminate this Lease pursuant to this Article 10 (or is not entitled to terminate this Lease pursuant to this Article lo), the damage shall be diligently repaired by and at the expense of Landlord as set forth in Section 10.1 hereof. Regardless of the estimated time required to repair such damage, if restoration is not substantially completed within twelve (12) months following the date of the damage, then Tenant shall have thirty (30) days from the expiration of such 12-month period within which to elect to terminate this Lease, and if such restoration is not completed within such 30 day period, this Lease shall be deemed canceled. Except as expressly set forth in this Section 10.3(A), Tenant shall have no other options to cancel this Lease under this Article 10.

(B) Notwithstanding the foregoing, if the Premises or access to the Premises shall be substantially damaged during the last two (2) years of the Term and the damage cannot be substantially repaired within sixty (60) days, either party may elect by notice, given within thirty (30) days after the occurrence of such damage, to terminate this Lease and if either party makes such election, the Term shall expire upon the thirtieth (30th) day after notice of such election is given, and Tenant shall vacate the Premises and surrender the same to Landlord in accordance with the provisions of Article 20 hereof.

Section 10.4 This Article 10 constitutes an express agreement governing any case of damage or destruction of the Premises or the Building by fire or other casualty, and Section 227 of the Real Property Law of the State of New York, which provides for such contingency in the absence of an express agreement, and any other law of like nature and purpose now or hereafter in force shall have no application in any such case.

Section 10.5 The parties hereto shall procure an appropriate clause in, or endorsement on, any fire or extended coverage insurance covering the Premises, the Building and personal property, fixtures and equipment located thereon or therein, pursuant to which the insurance companies waive subrogation or consent to a waiver of right of recovery and having obtained such clauses or endorsements of waiver of subrogation or consent to a waiver of right of recovery, will not make any claim against or seek to recover from the other for any loss or damage to its property or the property of others resulting from fire or other hazards of the type covered by such fire and extended coverage insurance. If the payment of an additional premium is required for the inclusion of such waiver of subrogation provision, each party shall advise the other of the amount of any such additional premiums and the other party at its own election may, but shall not be obligated to, pay the same. If such other party shall not elect to pay such additional premium, the first party shall not be required to obtain such waiver of subrogation provision. If either party shall be unable to obtain the inclusion of such clause even with the payment of an additional premium, then such party shall attempt to name the other party as an additional insured (but not a loss payee) under the policy. If the payment of an additional premium is required for naming the other party as an additional insured (but not a loss payee), each party shall advise the other of the amount of any such additional premium and the other party at its own election may, but shall not be obligated to, pay the same. If such other party shall not elect to pay such additional premium or if it shall not be possible to have the other party named as an additional insured (but not loss payee), even with the payment of an additional premium, then (in either event) such party shall so notify the first party and the first party shall not have the obligation to name the other party as an additional insured. Tenant acknowledges that Landlord shall not carry insurance on and shall not be responsible for damage to, Tenant’s Property or Specialty Alterations or any other Alteration prior to the completion of the Initial Alterations, and that Landlord shall not carry insurance against, or be responsible for any loss suffered by Tenant due to, interruption of Tenant’s business.

ARTICLE 11

EMINENT DOMAIN

Section 1 1.1 If the whole of the Real Property, the Building or the Premises shall be acquired or condemned for any public or quasi-public use or purpose, this Lease and the Term shall end as of the date of the vesting of title with the same effect as if said date were the Expiration Date. If only a part of the Real Property (comprised of at least thirty percent (30%) of the rentable area of the Building) and not the entire Premises shall be so acquired or condemned then, (1) except as hereinafter provided in this Section 11.1, this Lease and the Term shall continue in force and effect, but, if a part of the Premises is included in the part of the Real Property so acquired or condemned, from and after the date of the vesting of title, (x) the Fixed Rent and the Space Factor shall be reduced in the proportion which the area of the part of the Premises so acquired or condemned bears to the total area of the Premises immediately prior to such acquisition or condemnation, (y) Tenant’s Share shall be redetermined based upon the proportion in which the ratio between the rentable area of the Premises remaining after such acquisition or condemnation bears to the rentable area of the Building remaining after such acquisition or condemnation, and (z) the security deposit pursuant to Article 31 below shall be reduced in the same proportion that the Fixed Rent and Space Factor are reduced; (2) whether or not the Premises shall be affected thereby, Landlord, at Landlord’s option, may give to Tenant, within sixty (60) days next following the date upon which Landlord shall have received notice of vesting of title, a thirty (30) days’ notice of termination of this Lease if Landlord shall elect to terminate leases (including this Lease), affecting at least fifty percent (50%) of the rentable area of the Building (excluding any rentable area leased by Landlord or its Affiliates); and (3) if the part of the Real Property so acquired or condemned shall contain more than fifteen percent (15%) of the total area of the Premises immediately prior to such acquisition or condemnation, or if, by reason of such acquisition or condemnation, Tenant no longer has reasonable means of access to the Premises, Tenant, at Tenant’s option, may give to Landlord, within sixty (60) days next following the date upon which Tenant shall have received notice of vesting of title, a thirty (30) days’ notice of termination of this Lease. If any such thirty (30) days’ notice of termination is given by Landlord or Tenant, this Lease and the Term shall come to an end and expire upon the \ expiration of said thirty (30) days with the same effect as if the date of expiration of said thirty (30) days were the Expiration Date. If a part of the Premises shall be so acquired or condemned and this Lease and the Term shall not be terminated pursuant to the foregoing provisions of this Section 1 1.1, Landlord, at Landlord’s expense, shall restore that part of the Premises not so acquired or condemned to a self-contained rental unit inclusive of Tenant’s Alterations (other than Specialty Alterations), except that if such acquisition or condemnation occurs prior to completion of the Initial Alterations, Landlord shall only be required to restore that part of the Premises not so acquired or condemned to a self-contained rental unit exclusive of Tenant’s Alterations. Upon the termination of this Lease and the Term pursuant to the provisions of this Section 11.1, the Rental shall be apportioned and any prepaid portion of Rental for any period after such date shall be refunded by Landlord to Tenant.

Section 11.2 In the event of any such acquisition or condemnation of all or any part of the Real Property, Landlord shall be entitled to receive the entire award for any such acquisition or condemnation, Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term and Tenant hereby expressly assigns to Landlord all of its right in and to any such award. Nothing contained in this Section 11.2 shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant’s Property included in such taking, and for any moving expenses.

Section 11.3 If the whole or any part of the Premises shall be acquired or condemned temporarily during the Term for any public or quasi-public use or purpose, Tenant shall give prompt notice thereof to Landlord and the Term shall not be reduced or affected in any way and Tenant shall continue to pay in full all items of Rental payable by Tenant hereunder without reduction or abatement, and Tenant shall be entitled to receive for itself any award or payments for such use, provided, however, that:

(i) if the acquisition or condemnation is for a period not extending beyond the Term and if such award or payment is made less frequently than in monthly installments, the same shall be paid to and held by Landlord as a fund which Landlord shall apply from time to time to the Rental payable by Tenant hereunder, except that, if by reason of such acquisition or condemnation changes or alterations are required to be made to the Premises which would necessitate an expenditure to restore the Premises, then a portion of such award or payment considered by Landlord as appropriate to cover the expenses of the restoration shall be retained by Landlord, without application as aforesaid, and applied toward the restoration of the Premises as provided in Section 11.1 hereof; or

(ii) if the acquisition or condemnation is for a period extending beyond the Term, such award or payment shall be apportioned between Landlord and Tenant as of the Expiration Date; Tenant’s share thereof, if paid less frequently than in monthly installments, shall be paid to Landlord and applied in accordance with the provisions of clause (i) above, provided, however, that the amount of any award or payment allowed or retained for restoration of the Premises shall remain the property of Landlord if this Lease shall expire prior to the restoration of the Premises.

ARTICLE 12

ASSIGNMENT. SUBLETTING, MORTGAGE, ETC.

Section 12.1 (A) Tenant, without the prior consent of Landlord in each instance, shall not (a) assign its rights or delegate its duties under this Lease (whether by operation of law, transfers of interests in Tenant (subject to the last sentence of Section 12.4(B)) or otherwise), mortgage or encumber its interest in this Lease, in whole or in part, (b) sublet, or permit the subletting of, the Premises or any part thereof, or (c) permit the Premises or any part thereof to be occupied or used for desk space, mailing privileges or otherwise, by any Person other than Tenant. Notwithstanding anything to the contrary herein contained, Tenant may sublet all or any portion of the Premises or assign this Lease to any Affiliate without the consent of Landlord, provided Tenant delivers a copy of the executed sublease or assignment and assumption within ten (10) days after the execution thereof. If at any time following such assignment or subletting to an Affiliate, such assignee or subtenant shall cease to be an Affiliate, then, (i) in the event of an assignment of this Lease, Tenant shall, at least three (3) days prior to the date such assignee shall cease to be an Affiliate, assign this Lease back to the Tenant named herein or to the entity which was Tenant immediately prior to such assignment to the Affiliate, and (ii) in the event of a sublease of all or any portion of the Premises, Tenant shall, at least three (3) days prior to the date such subtenant ceases to be an Affiliate terminate such sublease and cause the subtenant to vacate the Premises.

(B) If this Lease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code, any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all monies or other consideration constituting Landlord’s property under the preceding sentence not paid or delivered to Landlord shall be held in trust for the benefit of Landlord and shall be promptly paid to or turned over to Landlord.

Section 12.2 (A) If Tenant’s interest in this Lease is assigned in violation of the provisions of this Article 12, such assignment shall be void and of no force and effect against Landlord; provided, however, that Landlord may collect an amount equal to the then Fixed Rent plus any other item of Rental from the assignee as a fee for its use and occupancy, and shall apply the net amount collected to the Fixed Rent and other items of Rental reserved in this Lease. If the Premises or any part thereof are sublet to, or occupied by, or used by, any Person other than Tenant, whether or not in violation of this Article 12, Landlord, after an Event of Default by Tenant under this Lease, including, without limitation, a subletting or occupancy in violation of this Article 12, may collect any item of Rental or other sums paid by the subtenant, user or occupant as a fee for its use and occupancy, and shall apply the net amount collected to the Fixed Rent and other items of Rental reserved in this Lease. In the event that any such default is cured, then any sums collected from any subtenant, user or occupant in excess of the Fixed Rent and other items of Rental reserved in this Lease shall forthwith be paid to Tenant after deducting any fees and expenses payable by Tenant to Landlord in connection with such Event of Default. No such assignment, subletting, occupancy or use, whether with or without Landlord’s prior consent, nor any such collection or application of Rental or fee for use and occupancy, shall be deemed a waiver by Landlord of any term, covenant or condition of this Lease or the acceptance by Landlord of such assignee, subtenant, occupant or user as Tenant hereunder. The consent by Landlord to any assignment, subletting, occupancy or use shall not relieve Tenant from its obligation to obtain the express prior consent of Landlord to any further assignment, subletting, occupancy or use.

(B) Tenant shall reimburse Landlord on demand for the costs set forth in this Section 12.2(B) that may be incurred by Landlord in connection with any proposed assignment of Tenant’s interest in this Lease or any proposed subletting of the Premises or any part thereof, including, without limitation, any reasonable processing fee, reasonable attorneys’ fees and disbursements and the reasonable costs of making investigations as to the acceptability of the proposed subtenant or the proposed assignee. Notwithstanding the foregoing, no reimbursement shall be due pursuant to this subdivision (B) with respect to any proposed assignment or proposed subletting as to which Landlord exercises its right of recapture or cancellation, pursuant to Section 12.6(B).

(C) Neither any assignment of Tenant’s interest in this Lease nor any subletting, occupancy or use of the Premises or any part thereof by any Person other than Tenant, nor any collection of Rental by Landlord from any Person other than Tenant as provided in this Section 12.2, nor any application of any such Rental as provided in this Section 12.2 shall, in any circumstances, relieve Tenant of its obligations under this Lease on Tenant’s part to be observed and performed.

(D) Any Person to which this Lease is assigned pursuant to the provisions of the Bankruptcy Code shall be deemed without further act or deed to have assumed all of the obligations arising under this Lease on and after the date of such assignment. Any such assignee shall execute and deliver to Landlord upon demand an instrument confirming such assumption. No assignment of this Lease shall relieve Tenant of its obligations hereunder and, subsequent to any assignment, Tenant’s liability hereunder shall continue notwithstanding any subsequent modification or amendment hereof or the release of any subsequent Tenant hereunder from any liability, to all of which Tenant hereby consents in advance, provided, however, that the assignor’s liability hereunder shall not apply to any obligations created by any subsequent modification or amendment.

Section 12.3 (A) If Tenant assumes this Lease and proposes to assign the same pursuant to the provisions of the Bankruptcy Code to any Person who shall have made a bona fide offer to accept an assignment of this Lease on terms acceptable to Tenant, then notice of such proposed assignment shall be given to Landlord by Tenant no later than twenty (20) days after receipt by Tenant, but in any event no later than ten (10) days prior to the date that Tenant shall make application to a court of competent jurisdiction for authority and approval to enter into such assignment and assumption. Such notice shall set forth (a) the name and address of such Person, (b) all of the terms and conditions of such offer, and (c) adequate assurance of future performance by such Person under the Lease as set forth in Paragraph (B) below, including, without limitation, the assurance referred to in Section 365(b)(3) of the Bankruptcy Code. Landlord shall have the prior right and option, to be exercised by notice to Tenant given at any time prior to the effective date of such proposed assignment, to accept an assignment of this Lease upon the same terms and conditions and for the same consideration, if any, as the bona fide offer made by such Person, less any brokerage commissions which would otherwise be payable by Tenant out of the consideration to be paid by such Person in connection with the assignment of this Lease.

(B) The term “adequate assurance of future performance” as used in this Lease shall mean that any proposed assignee shall, among other things, (a) deposit with Landlord on the assumption of this Lease the sum of the then Fixed Rent for a one year period as security for the faithful performance and observance by such assignee of the terms and obligations of this Lease, which sum shall be held by Landlord, (b) furnish Landlord with financial statements of such assignee for the prior three (3) fiscal years, as finally determined after an audit and certified as correct by a certified public accountant, which financial statements shall show a net worth of at least six (6) times the then Fixed Rent for each of such three (3) years, (c) grant to Landlord a security interest in such property of the proposed assignee as Landlord shall deem necessary to secure such assignee’s future performance under this Lease, and (d) provide such other information or take such action as Landlord, in its reasonable judgment shall determine is necessary to provide adequate assurance of the performance by such assignee of its obligations under this Lease.

Section 12.4 (A) If Tenant is a partnership, the admission of new Partners, the withdrawal, retirement, death, incompetency or bankruptcy of any Partner, or the reallocation of partnership interests among the Partners, shall not constitute an assignment of this Lease, provided that the principal purpose of any such admission, withdrawal, or retirement is not to circumvent the restrictions on assignment set forth in the provisions of this Article 12. The reorganization of Tenant from a professional corporation into a partnership or the reorganization of a Tenant from a partnership into a professional corporation, shall not constitute an assignment of this Lease, provided that immediately following such reorganization the Partners of Tenant shall be the same as the shareholders of Tenant existing immediately prior to such reorganization, or the shareholders of Tenant shall be the same as the Partners of Tenant existing immediately prior to such reorganization, as the case may be. If Tenant shall become a professional corporation, each individual shareholder in Tenant and each employee of a professional corporation which is a shareholder in Tenant shall have the same personal liability as such individual or employee would have under this Lease if Tenant were a partnership and such individual or employee were a Partner in Tenant. If any individual Partner in Tenant is or becomes an employee of a professional corporation, such individual shall have the same personal liability under this Lease as such individual would have if he and not the professional corporation were a Partner of Tenant.

(B) Except as set forth above, either a transfer (including the issuance of treasury stock or the creation and issuance of new stock or a new class of stock) of fifty percent (50%) or more of the shares of Tenant (if Tenant is a corporation or trust) or a transfer of fifty percent (50%) or more of the total interest in Tenant (if Tenant is a partnership or other entity) at any one time or through a series of transfers over a twelve (12) month period, shall be deemed an assignment of this Lease and shall be subject to all of the provisions of this Article 12, including, without limitation, the requirement that Tenant obtain Landlord’s prior consent thereto. The transfer of shares of Tenant (if Tenant is a corporation or trust) for purposes of this Section 12.4 shall not include the sale of shares by persons other than those deemed “insiders” within the meaning of the Securities Exchange Act of 1934, as amended, which sale is effected through the “over-the-counter market” or through any recognized stock exchange. The provisions of this Article 12 shall not apply to any transaction with a corporation into which Tenant merges or with which Tenant consolidates or to which all or substantially all of Tenant’s assets are transferred provided that (i) a principal purpose of the transaction is not the assignment of this Lease, (ii) the surviving corporation, immediately after the transaction, has a net worth equal to or greater than that of Tenant immediately prior to the transaction, and Landlord is furnished with certified financial statements confirming such net worth, and (iii) the surviving corporation assumes all of Tenant’s obligations under this Lease and Landlord is provided with an executed copy of the assumption agreement. The provisions of this Section 12.5(B) shall only be applicable in the event that Tenant has substantially no assets other than this Lease, and the transfer of stock is being undertaken as a subterfuge to assign this Lease.

Section 12.5 If, at any time after the originally named Tenant herein may have assigned Tenant’s interest in this Lease, this Lease shall be disaffirmed or rejected in any proceeding of the types described in Paragraph (E) of Section 16.1 hereof, or in any similar proceeding, or in the event of termination of this Lease by reason of any such proceeding or by reason of lapse of time following notice of termination given pursuant to said Article 16 based upon any of the Events of Default set forth in such Paragraph, any prior Tenant, including, without limitation, the originally named Tenant, upon request of Landlord given within thirty (30) days next following any such disaffirmance, rejection or termination (and actual notice thereof to Landlord in the event of a disaffirmance or rejection or in the event of termination other than by act of Landlord), shall (1) pay to Landlord all Fixed Rent, Escalation Rent and other items of Rental due and owing by the assignee to Landlord under this Lease to and including the date of such disaffirmance, rejection or termination, and (2) as “tenant”, enter into a new lease with Landlord of the Premises for a term commencing on the effective date of such disaffirmance, rejection or termination and ending on the Expiration Date, unless sooner terminated as in such lease provided, at the same Fixed Rent and upon the then executory terms, covenants and conditions as are contained in this Lease, except that (a) Tenant’s rights under the new lease shall be subject to the possessory rights of the assignee under this Lease and the possessory rights of any person claiming through or under such assignee or by virtue of any statute or of any order of any court, (b) such new lease shall require all defaults existing under this Lease to be cured by Tenant with due diligence, (c) such new lease shall require Tenant to pay all Escalation Rent reserved in this Lease which, had this Lease not been so disaffirmed, rejected or terminated, would have accrued under the provisions of Article 27 hereof after the date of such disaffirmance, rejection or termination with respect to any period prior thereto, and (d) the new lease to be entered into with Landlord shall not contain any terms agreed to by the Landlord and the assignee following the assignment of Tenant’s interest in this Lease. If any such prior Tenant shall default in its obligation to enter into said new lease for a period of ten (10) days next following Landlord’s request therefore, then, in addition to all other rights and remedies by reason of such default, either at law or in equity, Landlord shall have the same rights and remedies against such Tenant as if such Tenant had entered into such new lease and such new lease had thereafter been terminated as of the commencement date thereof by reason of such Tenant’s default thereunder.

Section 12.6 If Tenant shall at any time or times during the Term, desire to assign this Lease or sublet all or any portion of the Premises (except to an Affiliate as provided in Section 12.01), Tenant shall first give written notice of such desire to Landlord, which notice shall contain the proposed effective date of the desired assignment or commencement date of the desired sublease (and the expiration date, if a sublease), and if only a portion of the Premises is to be sublet, the notice shall be accompanied by a floor plan of the Premises on which the area to be subleased is shown cross-hatched. Such notice (a “Leaseback Notice”) shall be deemed an offer from Tenant to Landlord whereby Landlord may, at its option, (i) sublease such space (hereinafter called the “Leaseback Space”) from Tenant upon the terms and conditions hereinafter set forth (if the proposed transaction is a sublease of part of the Premises), or (ii) terminate this Lease or sublease such space for the term of the proposed sublease as set forth in the Leaseback Notice (if the proposed transaction is an assignment or a sublease of all or substantially all of the Premises). For purposes hereof, more than one (1) transaction with the same party or related parties within a one (1) year period shall be deemed one (1) transaction. Said options may be exercised by Landlord by notice to Tenant at any time within sixty (60) days after such notice has been given by Tenant to Landlord, and during such sixty (60) day period Tenant shall not assign this Lease nor sublet such space to any person nor entity or advertise, list or market said space. If Tenant does not consummate an assignment or sublease within one hundred eighty (1 80) days following the expiration of the 60-day period referred to in the preceding sentence, Tenant shall be required to comply again with the provisions of this Section 12.6 before assigning this Lease, subletting such space or advertising, listing or marketing said space, except that the 60-day period shall be reduced to thirty (30) days.

Section 12.7 If Landlord exercises its option to terminate this Lease in the case where Tenant desires either to assign this Lease or sublet all or substantially all of the Premises, then this Lease shall end and expire on the date that such assignment or sublet was to be effective or ) commence, as the case may be, and the Fixed Rent and Escalation Rent due hereunder shall be paid and apportioned to such date.

Section 12.8 If Landlord exercises its option to sublet the Leaseback Space, such sublease to Landlord (as subtenant) shall be at the rental rate per rentable square foot of Fixed Rent and additional rent then payable pursuant to this Lease, and such sublease shall:

(a) be expressly subject to all of the covenants, agreements, terms, provisions and conditions of this Lease except such as are irrelevant or inapplicable, and except as otherwise expressly set forth to the contrary in this Article;

(b) be for the same term as proposed by Tenant pursuant to Section 12.6 above;

(c) give the sublessee the unqualified and unrestricted right, without Tenant’s permission, to assign such sublease or any interest therein and/or to sublet the Leaseback Space or any part or parts of the Leaseback Space and to make any and all changes, alterations and improvements in the space covered by such sublease as Landlord deems necessary or desirable, and if the proposed sublease will result in all or substantially all of the Premises being sublet, grant Landlord the option to extend the term of such sublease for the balance of the Term less one (1) day;

(d) provide that any assignee or further subtenant of Landlord may, at the election of Landlord, be permitted to make alterations, decorations and installations in the Leaseback Space or any part thereof as Landlord deems necessary or desirable and shall also provide in substance that any such alterations, decorations and installations in the Leaseback Space therein made by any assignee or subtenant of Landlord may be removed, in whole or in part, by such assignee or subtenant, at its option, prior to or upon the expiration or other termination of such assignment or sublease, provided that such assignee or subtenant, at its expense, shall repair any damage and injury to that portion of the Leaseback Space so sublet caused by such removal;

(e) also provide that (i) the parties to such sublease expressly negate any intention that any estate created under such sublease be merged with any other estate held by either of said parties, (ii) any assignment or subletting by Landlord (as the subtenant) may be for any purpose or purposes that Landlord, in Landlord’s uncontrolled discretion, shall deem suitable or appropriate, (iii) Tenant, at Landlord’s expense, shall and will at all times provide and permit reasonably appropriate means of ingress to and egress from the Leaseback Space so sublet by Tenant to Landlord, (iv) Landlord, at Tenant’s expense, may make such alterations as may be required or deemed necessary by Landlord to physically separate the Leaseback Space from the balance of the Premises and to comply with any Requirements of Governmental Authorities relating to such separation, and (v) that at the expiration of the term of such sublease, Tenant will accept the space covered by such sublease in its then existing condition (but readily usable as offices), subject to the obligations of the sublessee to make such repairs thereto as may be necessary to preserve the space demised by such sublease in reasonable order and condition; and

(f) Tenant shall have no obligation, at the expiration or earlier termination of the Term, to remove any alteration, installation or improvement made in the Leaseback Space by Landlord or to restore the Leaseback Space to its original condition by removing any such alteration, installation or improvement.

(g) Tenant shall have no liability or responsibility for the Leaseback Space during the term of the sublease to Landlord, and any default under the sublease to Landlord or any further subleasing by Landlord shall not be deemed a default under this Lease.

Section 12.9 Performance by Landlord or its designee, under a sublease of the Leaseback Space to Landlord, shall be deemed performance by Tenant of any similar obligation under this Lease and any default under any such sublease shall not give rise to a default under a similar obligation contained in this Lease, nor shall Tenant be liable for any default under this Lease or deemed to be in default hereunder if such default arises directly from any act or omission of the subtenant under such sublease or arises directly from any act or omission of any occupant holding under or pursuant to any such sublease.

Section 12.10 (A) In the event Landlord does not exercise an option provided to it pursuant to Section 12.6 and provided that Tenant is not in default (beyond the expiration of any applicable notice and grace period) of any of Tenant’s obligations under this Lease, Landlord’s consent (which must be in writing) to the proposed assignment or sublease shall not be unreasonably withheld or delayed, provided and upon condition that:

(a) Tenant shall have complied with the provisions of Section 12.6 and Landlord shall not have exercised any of its options under said Section 12.6 within the time permitted therefore;

(b) The proposed assignee or subtenant is engaged in a business and the Premises, or the relevant part thereof, will be used in a manner which (i) is in keeping with the then standards of the Building, and (ii) is limited to the use expressly permitted under this Lease;

(c) The proposed assignee or subtenant is a reputable person of good character and with sufficient financial worth considering the responsibility involved, and Landlord has been furnished with reasonable proof thereof;

(d) The proposed assignee or sublessee, is (i) not then an occupant or an Affiliate of any occupant of any part of the Building (provided that there is comparable space available for leasing by Landlord in the Building, or (ii) not then negotiating with Landlord to lease comparable space in the Building;

(e) The form of the proposed sublease or assignment shall comply with the applicable provisions of this Article and be reasonably acceptable to Landlord;

(f) The number of occupants in the Premises (including Tenant, subtenants and Landlord or Landlord’s designee) shall not exceed two (2); and

(g) Tenant shall not have (i) advertised or publicized in any way the availability of the Premises without prior written notice to Landlord, nor shall any advertisement state the name (as distinguished from the address) of the Building or the proposed rental, or (ii) listed the Premises for subletting or assignment with a broker, agent or representative at a rental rate less than the greater of (1) the Fixed Rent and Escalation Rent then payable under this Lease for such space, or (2) the Fixed Rent and Escalation Rent at which Landlord is then offering to lease other comparable space in the Building, provided, however, the foregoing shall not be construed as prohibiting Tenant from consummating an assignment or sublease on any terms acceptable to it.

(B) If Landlord fails to notify Tenant that Landlord does not give its consent and set forth the reasons for the denial of consent within thirty (30) days following Landlord’s receipt of an executed sublease or assignment, as the case may be, together with all information regarding the proposed assignee or sublessee required to be furnished to Landlord pursuant to the provisions of this Section 12.10, then Landlord’s consent shall be deemed given.

(C) Except for any subletting by Tenant to Landlord pursuant to the provisions of this Article, each subletting pursuant to this Article shall be subject to all of the covenants, agreements, terms, provisions and conditions contained in this Lease. Not with standing a subletting by Tenant to any subtenant other than Landlord and/or acceptance of Fixed Rent or additional rent by Landlord from any subtenant, Tenant shall and will remain fully liable for the payment of the Rental due and to become due hereunder and for the performance of all the covenants, agreements, terms, provisions and conditions contained in this Lease on the part of Tenant to be performed and all acts and omissions of any assignee, subtenant or other occupant permitted hereunder or anyone claiming under or through any assignee, subtenant or other occupant permitted hereunder which shall be in violation of any of the obligations of this Lease, and any such violation shall be deemed to be a violation by Tenant. Tenant further agrees that notwithstanding any such assignment or subletting, no other and further assignment or subletting of the Premises by Tenant or any person claiming through or under Tenant shall or will be made except upon compliance with and subject to the provisions of this Article. If Landlord shall decline to give its consent to any proposed assignment or sublease, Tenant shall indemnify, defend and hold harmless Landlord against and from any and all loss, liability, damages, costs and expenses (including reasonable counsel fees) resulting from any claims that may be made against Landlord by any brokers with whom Tenant dealt claiming a commission or similar compensation in connection with the proposed assignment or sublease.

Section 12.11 With respect to each and every sublease or subletting authorized by Landlord under the provisions of this Lease, it is further agreed:

(a) No subletting shall be for a term ending later than one (1) day prior to the I Expiration Date as the same may be extended;

(b) No sublease shall be valid, and no subtenant shall take possession of the Premises or any part thereof, until an executed counterpart of such sublease has been delivered to Landlord and consented to by it;

(c) Each sublease shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that in the event of termination, re-entry or dispossess by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublessor, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not (i) be liable for any previous act or omission of Tenant under such sublease, (ii) be subject to any offset not expressly provided in such sublease, which theretofore accrued to such subtenant against Tenant, or (iii) be bound by any previous modification of such sublease or by any previous prepayment of more than one (1) month’s rent, unless Landlord shall have consented to same; and

(d) The failure by Landlord to exercise its option under Section 12.6 with respect to any subletting shall not be deemed a waiver of such option with respect to any extension of such subletting not specifically provided for in the sublease or any subsequent subletting of the Premises affected thereby.

Section 12.12 (A) Subject to the provisions of this Section 12.12, in connection with any subletting of all or any portion of the Premises by Tenant, Tenant shall pay to Landlord an amount equal to fifty percent (50%) of any Sublease Profit derived therefrom less Sublease Expenses, provided, however, that in no event shall Tenant be entitled to any proceeds derived from or relating to (directly or indirectly) any subletting of the Recapture Space by Landlord or its designee to a subtenant. All sums payable hereunder by Tenant shall be paid to Landlord, as additional rent, within ten (10) days after receipt thereof by Tenant.

(B) For purposes of this Lease:

(1) “Rent Per Square Foot” shall mean the sum of the then Fixed Rent and Escalation Rent divided by the Space Factor.

(2) “Sublease Profit” shall mean the product of (x) the Sublease Rent Per Square Foot less the Rent Per Square Foot, and (y) the number of rentable square feet constituting the portion of the Premises sublet by Tenant.

(3) “Sublease Rent” shall mean any rent or other consideration paid to Tenant directly or indirectly by any subtenant or any other amount received by Tenant from or in connection with any subletting (including, but not limited to, sums paid for the sale or rental, or consideration received on account of any contribution, of Tenant’s Property or sums paid in connection with the supply of electricity or VAC).

(4) “Sublease Expenses” shall mean: (i) in the event of a sale of Tenant’s Property, the then unamortized or undepreciated cost thereof determined on the basis of Tenant’s federal income tax returns, (ii) the reasonable out-of-pocket costs and expenses of Tenant in making such sublease, such as brokers’ fees, attorneys’ fees, and advertising fees paid to unrelated third parties, (iii) any sums paid to Landlord pursuant to Section 12.2(B) hereof, and (iv) the cost of improvements or alterations made by Tenant expressly and solely for the purpose of preparing that portion of the Premises for such subtenancy.

(5) “Sublease Rent Per Square Foot” shall mean the Sublease Rent divided by the rentable square feet of the space demised under the sublease in question.

(6) Sublease Profit shall be recalculated from time to time to reflect any corrections in the prior calculation thereof due to (i) subsequent payments received or made by Tenant, (ii) the final adjustment of payments to be made by or to Tenant, and (iii) mistake. Promptly after receipt or final adjustment of any such payments or discovery of any such mistake, Tenant shall submit to Landlord a recalculation of the Sublease Profit, and an adjustment shall be made between Landlord and Tenant, on account of prior payments made or credits received pursuant to this Section 12.12.

(C) Tenant shall pay to Landlord, upon receipt thereof, fifty percent (50%) of the Assignment Proceeds. For purposes of this Paragraph (C), “Assignment Proceeds” shall mean all consideration payable to Tenant, directly or indirectly, by any assignee, or any other amount received by Tenant from or in connection with any assignment (including, but not limited to, sums paid for the sale or rental, or consideration received on account of any contribution, of Tenant’s Property) after deducting therefrom: (i) in the event f a sale (or contribution) of Tenant’s Property, the then unamortized or undepreciated cost hereof determined on the basis of Tenant’s federal income tax returns, (ii) the reasonable out-of-pocket costs and expenses of Tenant in making such assignment, such as brokers’ fees, attorneys’ fees, and advertising fees paid to unrelated third parties, (iii) any payments required to be made by 44 Tenant in connection with the assignment of its interest in this Lease pursuant to Article 3 1-B of the Tax Law of the State of New York or any real property transfer tax of the United States or the City or State of New York (other than any income tax), (iv) any sums paid by Tenant to Landlord pursuant to Section 12.2(B) hereof, and (v) the cost of improvements or alterations made by Tenant expressly and solely for the purpose of preparing the Premises for such assignment, as determined by Tenant’s federal income tax returns. If the consideration paid to Tenant for any assignment shall be paid in installments, then the expenses specified in this Paragraph (C) shall be amortized over the period during which such installments shall be payable. If Landlord exercises its right to take an assignment of or cancel this Lease pursuant to the provisions of Section 12.6 hereof, in no event shall Tenant be entitled to any proceeds derived from or relating to (directly or indirectly) any lease or sublease of the Premises by Landlord or further assignment of this Lease.

ARTICLE 13

ELECTRICITY

Section 13.1 Tenant shall at all times comply with the rules, regulations, terms and conditions applicable to service, equipment, wiring and requirements of the public utility supplying electricity to the Premises. Tenant shall, within thirty (30) days after the execution hereof, advise Landlord of its electrical requirements in reasonable detail. The risers serving the Premises shall be capable of supplying and shall supply six (6) watts at 4801277 volts of electricity per gross square foot of the Premises (as set forth in the New York City Building Code, exclusive of the base Building Systems in the Premises), and Tenant shall not use any electrical equipment which, in Landlord’s reasonable judgment, would exceed such capacity or interfere with the electrical service to other tenants of the Building. In the event that, in Landlord’s sole judgment, Tenant’s electrical requirements necessitate installation of an additional riser, risers or other proper and necessary equipment, Landlord shall so notify Tenant of same. Within five (5) Business Days after receipt of such notice, Tenant shall either cease such use of such additional electricity or shall request that additional electricity capacity (specifying the amount requested) be made available to Tenant. Landlord, in Landlord’s sole judgment, shall determine whether to make available such additional electricity capacity to Tenant and the amount of such additional electricity capacity to be made available, if any. If Landlord shall agree to make available additional electrical capacity and the same necessitates installation of an additional riser, risers or other proper and necessary equipment, including, without limitation, any switchgear, the same shall be installed by Landlord. Any such installation shall be made at Tenant’s sole cost and expense, and shall be chargeable and collectible as additional rent and paid within ten (10) days after the rendition of a bill to Tenant therefore. Landlord shall not be liable in any way to

Tenant for any failure or defect in the supply or character of electric service furnished to the Premises by reason of any requirement, act or omission of the utility serving the Building or for any other reason not attributable to the gross negligence of Landlord, whether electricity is provided by public or private utility or by any electricity generation system owned and operated by Landlord.

Section 13.2 (A) If the Premises (or any portion thereof) is comprised of one or more entire floors, then Tenant’s electrical consumption on each such entire floor shall be obtained from the public utility company furnishing electricity to the Building. Tenant shall make all arrangements for electric service with and shall pay all charges therefore (including, without limitation, electricity required to operate the floor air handling unit serving the Premises) directly to the public utility as and when same become due and payable.

(B) With respect to any portion of the Premises comprised of less than an entire floor, electricity shall be supplied by Landlord to the Premises and Tenant shall pay to Landlord, as additional rent for such service, the amounts (the “Electricity Additional Rent”) as determined by a meter or submeter for the purposes of measuring such consumption at charges, terms and rates set from time to time during the Term by the public utility corporation serving the Building under the service classification in effect pursuant to which Landlord purchases electricity for the Building (“Landlord’s Rate Schedule”), plus an amount equal to eight percent (8%) of the charge therefore as Landlord’s administrative charge for overhead, supervision and meter reading and maintenance.

(C) Where more than one meter measures the electricity supplied to the Premises, the electricity rendered through each meter shall be totalized and read as one meter and billed in accordance with the provisions hereinabove set forth. Bills for the Electricity Additional Rent shall be rendered to Tenant at such time as Landlord may elect, and Tenant shall pay the amount shown thereon to Landlord within ten (10) days after receipt of such bill.

Section 13.3 If any portion of the Premises comprises less than an entire floor, then Tenant shall also pay, in addition to the amounts payable pursuant to Subsection 13.2(B), Tenant’s Floor Share of all charges for electricity required to operate the air handling unit, hot water heater and operate and light the common areas on the floor in question.

Section 13.4 If Landlord shall be required or elect to discontinue furnishing electricity to Tenant, this Lease shall continue in full force and effect and shall be unaffected thereby, except only that from and after the effective date of such discontinuance, Landlord shall not be obligated to furnish electricity to Tenant and Tenant shall not be obligated to pay the Electricity Additional Rent. Landlord shall not elect to discontinue furnishing electricity to Tenant unless it concurrently elects to discontinue furnishing electricity to seventy-five percent (75%) or more of the other tenants in the Building. If Landlord so discontinues furnishing electricity to Tenant, Tenant shall use diligent efforts to obtain electric energy directly from the public utility furnishing electric service to the Building. The costs of such service shall be paid by Tenant directly to such public utility. Such electricity may be furnished to Tenant by means of the existing electrical facilities serving the Premises, at no charge, to the extent the same are available, suitable and safe for such purposes as determined by Landlord. All meters and all additional panel boards, feeders, risers, wiring and other conductors and equipment which may be required to obtain electricity shall be installed by Landlord at Tenant’s expense. Landlord shall furnish Tenant with invoices in reasonable detail, evidencing the costs to be paid by Tenant pursuant to the preceding sentence. Provided Tenant shall use and continue to use diligent efforts to obtain electric energy directly from the public utility, Landlord, to the extent permitted by applicable Requirements, shall not discontinue furnishing electricity to the Premises until such installations have been made and Tenant shall be able to obtain electricity directly from the public utility.

ARTICLE 14

ACCESS TO PREMISES

Section 14.1 (A) Tenant shall permit Landlord, Landlord’s agents, representatives, contractors and employees and public utilities servicing the Building to erect, use and maintain, concealed ducts, pipes and conduits in and through the Premises. Landlord, Landlord’s agents, representatives, contractors, and employees and the agents, representatives, contractors, and employees of public utilities servicing the Building shall have the right to enter the Premises at all reasonable times upon reasonable prior notice (except in the case of an emergency in which event Landlord and Landlord’s agents, representatives, contractors, and employees may enter without prior notice to Tenant, provided that Landlord shall nevertheless endeavor to give such notice which may be reasonable under the circumstances), which notice may be oral, to examine the same, to show them to prospective purchasers, or prospective or existing Mortgagees or Lessors, and to make such repairs, alterations, improvements, additions or restorations (i) as Landlord may deem necessary or desirable to the Premises (if in compliance with a Requirement or to fulfill an obligation to Tenant) or to any other portion of the Building or Building Systems, or (ii) which Landlord may, pursuant to Section 4.1 above, elect to perform following ten (10) days after notice, except in the case of an emergency (in which event Landlord and Landlord’s agents, representatives, contractors, and employees may enter without prior notice to Tenant), following Tenant’s failure to make repairs or perform any work which Tenant is obligated to make or perform under this Lease, or (iii) for the purpose of complying with any Requirements, a Superior Lease or a Mortgage, and Landlord shall be allowed to take all material into and upon the Premises that may be required therefore without the same constituting an eviction or constructive eviction of Tenant in whole or in part and the Fixed Rent (and any other item of Rental) shall under no circumstances abate (except to the extent expressly set forth in Section 10.1 hereof) while said repairs, alterations, improvements, additions or restorations are being made, by reason of loss or interruption of business of Tenant, or otherwise.

(B) Any work performed or installations made pursuant to this Article 14 shall be made with reasonable diligence and otherwise pursuant to the provisions of Section 4.3 hereof and shall be performed in a manner to minimize interference with Tenant’s business (but Landlord shall have no obligation to perform such work on an overtime basis). Following completion of the work or installations, Landlord shall promptly repair any damage to the Premises resulting there from.

(C) Except as hereinafter provided, any pipes, ducts, or conduits installed in or through the Premises pursuant to this Article 14 shall be concealed behind, beneath or within partitioning, column enclosures, ceilings, floors or raised floors located or to be located in the Premises. Notwithstanding the foregoing, any such pipes, ducts, or conduits may be furred at points immediately adjacent to partitioning columns or ceilings located or to be located in the Premises, provided that the same are completely furred and that the installation of such pipes, ducts, or conduits, when completed, shall not reduce the usable area of the Premises beyond a de minimis amount.

Section 14.2 During the fifteen (15) month period prior to the Expiration Date or the expiration of any renewal or extended term, Landlord may exhibit the Premises to prospective tenants thereof upon reasonable advance notice (which may be oral) to Tenant. Tenant may accompany Landlord and the prospective tenant if it chooses to do so.

Section 14.3 If Tenant shall not be present when for any reason entry into the Premises shall be necessary or permissible, Landlord or Landlord’s agents, representatives, contractors or employees may enter the same without rendering Landlord or such agents liable therefore if during such entry

Landlord or Landlord’s agents shall accord reasonable care under the circumstances to Tenant’s Property, and without in any manner affecting this Lease. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, supervision or repair of the Building or any part thereof, other than as herein provided.

Section 14.4 Landlord also shall have the right at any time, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefore, to change the arrangement or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Building and to change the name, number or designation by which the Building is commonly known, provided any such change does not (a) unreasonably reduce, interfere with or deprive Tenant of access to the Building or the Premises, or (b) reduce the rentable area (except by a de minimis amount) of the Premises. All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises (including exterior Building walls, exterior core corridor walls, exterior doors and entrances), all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, chutes, pipes, conduits, ducts, fan rooms, heating, air cooling, plumbing and other mechanical facilities, service closets and other Building facilities are not part of the Premises, and Landlord shall have the use thereof, as well as access thereto through the Premises (subject to the provisions of this Article 14) for the purposes of operation, maintenance, alteration and repair.

Section 14.5 (A) Tenant understands and agrees that Landlord may, at any time or from time to time during the Term, perform substantial renovation work in and to the Building or the mechanical systems serving the Building (which work may include, but need not be limited to, the repair or replacement of the Building’s exterior facade, setbacks, exterior window glass, elevators, electrical systems, air conditioning and ventilating systems, plumbing system, common hallways, or lobby), any of which work may require access to the same from within the Premises.

(B) Tenant agrees that:

(i) Landlord shall have access to the Premises at all reasonable times, upon reasonable notice, for the purpose of performing such work.

(ii) Landlord shall incur no liability to Tenant, nor shall Tenant be entitled to any abatement of Rental on account of any noise, vibration, or other disturbance to Tenant’s business at the Premises (provided that Tenant is not denied access to the Premises) which shall arise out of said access by Landlord or by the performance by Landlord of the aforesaid renovations at the Building.

(C) Landlord shall use reasonable efforts (which shall not include any obligation to employ labor at overtime rates except to avoid material interference with Tenant’s use of the Premises) to avoid disruption of Tenant’s business during any such entry upon the Premises by Landlord.

(D) It is expressly understood and agreed by and between Landlord and Tenant that if Tenant shall commence any action or proceeding seeking injunctive, declaratory, or monetary relief in connection with the rights reserved to Landlord under this provision, or if Landlord shall commence any action or proceeding to obtain access to the Premises in accordance with this provision, then the reasonable legal fees, costs and disbursements incurred by the prevailing party relating to or arising out of such action or proceeding shall be paid by the other party. Any payment to be made by Tenant to Landlord pursuant to this provision shall be deemed additional rent.

ARTICLE 15

CERTIFICATE OF OCCUPANCY

Tenant shall not at any time use or occupy the Premises in violation of the certificate of occupancy at such time issued for the Premises or for the Building and in the event that any department of the City or State of New York shall hereafter contend or declare by notice, violation, order or in any other manner whatsoever that the Premises are used for a purpose which is a violation of such certificate of occupancy, Tenant, upon five (5) Business Days’ written notice from Landlord or any Governmental Authority, shall immediately discontinue such use of the Premises.

ARTICLE 16

DEFAULT

Section 16.1 Each of the following events shall be an “Event of Default” hereunder:

(A) If Tenant shall default in the payment when due of any installment of Fixed Rent and such default shall continue for ten (10) days after notice of such default is given to Tenant, or in the payment when due of any other item of Rental and such default shall continue for ten (10) days after notice of such default is given to Tenant, except that if Landlord shall have given two (2) such notices in any twelve (12) month period, Tenant shall not be entitled to any further notice of its delinquency in the payment of Rental until such time as twelve (12) consecutive months shall have elapsed without Tenant having defaulted in any such payment; or

(B) if Tenant shall default in the observance or performance of any term, covenant or condition on Tenant’s part to be observed or performed under any other lease with Landlord or Landlord’s predecessor in interest of space in the Building and such default shall continue beyond any grace period set forth in such other lease for the remedying of such default; or

(C) if the Premises shall become abandoned (the Premises shall not be deemed abandoned if, notwithstanding that Tenant shall have vacated the Premises, the Premises are actively and continuously marketed for subletting or assignment and Tenant shall continue to fulfill its obligations under this Lease); or

(D) if Tenant’s interest or any portion thereof in this Lease shall devolve upon or pass to any person, whether by operation of law or otherwise, except as expressly permitted under Article 12 hereof; or

(E) (1) if Tenant shall commence or institute any case, proceeding or other action (a) seeking relief on its behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (b) seeking appointment of a receiver, trustee, .custodian or other similar official for it or for all or any substantial part of its property and same is not discontinued within thirty (30) days; or

(2) if Tenant shall make a general assignment for the benefit of creditors; or

(3) if any case, proceeding or other action shall be commenced or instituted against Tenant (a) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (b) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which in either of such cases (i) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect or (ii) remains undismissed for a period of ninety (90) days; or

(4) if a trustee, receiver or other custodian is appointed for any substantial part of the assets of Tenant which appointment is not vacated or stayed within thirty (30) Business Days; or

(F) if Tenant shall default in the observance or performance of any other term, covenant or condition of this Lease on Tenant’s part to be observed or performed and Tenant shall fail to remedy such default within thirty (30) days after notice by Landlord to Tenant of such default, or if such default is of such a nature that it cannot with due diligence be completely remedied within said period of thirty (30) days and Tenant shall not commence within said period of thirty (30) days, or shall not thereafter diligently prosecute to completion, all steps necessary to remedy such default; or

(G) if Tenant shall fail to pay any installment of Fixed Rent or items of Rental within the time period specified in Section (A) above, and Landlord shall bring more than one (1) summary dispossess proceeding during any twelve (12) month period.

Section 16.2 (A) If an Event of Default (i) described in Section 16.1 (E) hereof shall occur, or (ii) described in Sections 16.1(A), (B), (C), (D), (F) or (G) shall occur and Landlord, at any time thereafter, at its option gives written notice to Tenant stating that this Lease and the Term shall expire and terminate on the date specified in such notice (which date shall not be less than five (5) days after the date of such notice), then this Lease and the Term and all rights of Tenant under this Lease shall expire and terminate as if the date on which the Event of Default described in clause (i) above occurred or the date set forth in such notice, pursuant to clause (ii) above, as the case may be, were the Fixed Expiration Date and Tenant immediately shall quit and surrender the Premises, but Tenant shall nonetheless be liable for all of its obligations hereunder, as provided for in Articles 17 and 18 hereof. Anything contained herein to the contrary notwithstanding, if such termination shall be stayed by order of any court having jurisdiction over any proceeding described in Section 16.1(E) hereof, or by federal or state statute, then, following the expiration of any such stay, or if the trustee appointed in any such proceeding, Tenant or Tenant as debtor-in-possession shall fail to assume Tenant’s obligations under this Lease within the period prescribed therefore by law or within one hundred twenty (120) days after entry of the order for relief or as may be allowed by the court, or if said trustee, Tenant or Tenant as debtor-in-possession shall fail to provide adequate protection of Landlord’s right, title and interest in and to the Premises or adequate assurance of the complete and continuous future performance of Tenant’s obligations under this Lease as provided in Section 12.3(B), Landlord, to the extent permitted by law or by leave of the court having jurisdiction over such proceeding, shall have the right, at its election, to terminate this Lease on five (5) days’ notice to Tenant, Tenant as debtor-in-possession or said trustee and upon the expiration of said five (5) day period this Lease shall cease and expire as aforesaid and Tenant, Tenant as debtor-in-possession or said trustee shall immediately quit and surrender the Premises as aforesaid.

(B) If an Event of Default described in Section 16.1(A) hereof shall occur, and this Lease shall be terminated as provided in Section 16.2(A) hereof, Landlord, without notice, may reenter and repossess the Premises and may dispossess Tenant by summary proceedings or otherwise.

Section 16.3 If at any time, (i) Tenant shall comprise two (2) or more persons, or (ii) Tenant’s obligations under this Lease shall have been guaranteed by any person other than Tenant, or (iii) Tenant’s interest in this Lease shall have been assigned, the word “Tenant”, as used in Section 16.1(E), shall be deemed to mean any one or more of the persons primarily or secondarily liable for Tenant’s obligations under this Lease. Any monies received by Landlord from or on behalf of Tenant during the tendency of any proceeding of the types referred to in Section 16,1(E) shall be deemed paid as compensation for the use and occupation of the Premises and the acceptance of any such compensation by Landlord shall not be deemed an acceptance of Rental or a waiver on the part of Landlord of any rights under Section 16.2.

ARTICLE 17

REMEDIES AND DAMAGES

Section 17.1 (A) If there shall occur any Event of Default, and this Lease and the Term shall expire and come to an end as provided in Article 16 hereof:

(1) Tenant shall quit and peacefully surrender the Premises to Landlord, and Landlord and its agents may immediately, or at any time after such default or after the date upon which this Lease and the Term shall expire and come to an end, re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding, (without being liable to indictment, prosecution or damages therefore), and may repossess the Premises and dispossess Tenant and any other persons from the Premises and remove any and all of their property and effects from the Premises; and

(2) Landlord, at Landlord’s option, may relent the whole or any portion or portions of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for such term or terms ending before, on or after the Expiration Date, at such rental or rentals and upon such other conditions, which may include concessions and free rent periods, as Landlord, in its sole discretion, may determine; provided, however, that Landlord shall have no obligation to relet the Premises or any part thereof and shall in no event be liable for refusal or failure to relet the Premises or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon any such reletting, and no such refusal or failure shall operate to relieve Tenant of any liability under this Lease or otherwise affect any such liability, and Landlord, at Landlord’s option, may make such repairs, replacements, alterations, additions, improvements, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with any such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability.

(B) Tenant hereby waives the service of any notice of intention to reenter to that end which may otherwise be required to be given under any present or future law. Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, does further hereby waive any and all rights which Tenant and all such persons might otherwise have under any present or future law to redeem the Premises, or to reenter or repossess the Premises, or to restore the operation of this Lease, after (a) Tenant shall have been dispossessed by a judgment or by warrant of any court or judge, or (b) any re-entry by Landlord, or (c) any expiration or termination of this Lease and the Term, whether such dispossess, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease. The words “re-enter,” “re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings. In the event of a breach or threatened breach by Tenant, or any persons claiming through or under Tenant, of any term, covenant or condition of this

Lease, Landlord shall have the right to enjoin such breach and the right to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach. The right to invoke the remedies hereinbefore set forth are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

Section 17.2 (A) If this Lease and the Term shall expire and come to an end as provided in Article 16 hereof, or by or under any summary proceeding or any other action or proceeding, or if Landlord shall re-enter the Premises as provided in Section 17.1, or by or under any summary proceeding or any other action or proceeding, then, in any of said events:

(1) Tenant shall pay to Landlord all Fixed Rent, Escalation Rent and other items of Rental payable under this Lease by Tenant to Landlord to the date upon which this Lease and the Term shall have expired and come to an end or to the date of re-entry upon the Premises by Landlord, as the case may be, given to Tenant and brokerage commissions paid by Landlord with respect to this Lease;

(2) Tenant also shall be liable for and shall pay to Landlord, as damages, any deficiency (referred to as “Deficiency”) between the Rental for the period which otherwise would have constituted the unexpired portion of the Term had this Lease not been terminated prior to the Fixed Expiration Date, and the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of clause (2) of Section 17.1 (A) for any part of such period (first deducting from the rents collected under any such reletting all of Landlord’s expenses in connection with the termination of this Lease, Landlord’s re-entry upon the Premises and with such reletting, including, but not limited to, all repossession costs, brokerage commissions, legal expenses, attorneys’ fees and disbursements, alteration costs, contribution to work and other expenses of preparing the Premises for such reletting); any such Deficiency shall be paid in monthly installments by Tenant on the days specified in this Lease for payment of installments of Fixed Rent, Landlord shall be entitled to recover from Tenant each monthly Deficiency as the same shall arise, and no suit to collect the amount of the Deficiency for any month shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding; and

(3) whether or not Landlord shall have collected any monthly Deficiency as aforesaid, Landlord shall be entitled to recover from Tenant, and Tenant shall pay to Landlord, on demand, in lieu of any further Deficiency as and for liquidated and agreed final damages, a sum equal to the amount by which the Rental for the period which otherwise would have constituted the unexpired portion of the Term exceeds the then fair and reasonable rental value of the Premises for the same period, both discounted to present worth at the Base Rate less the aggregate amount of Deficiencies theretofore collected by Landlord pursuant to the provisions of clause (A) (2) of this Section 17.2 for the same period; if, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed, prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.

(B) If the Premises, or any part thereof, shall be relet together with other space in the Building, the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section 17.2. Tenant shall in no event be entitled to any rents collected or payable under any reletting, 1 whether or not such rents shall exceed the Fixed Rent reserved in this Lease. Solely for the purposes of this Article 17, the term “Escalation Rent” as used in Section 17.2(A) shall mean the Escalation Rent in effect immediately prior to the Expiration Date, or the date of reentry upon the Premises by Landlord, as the case may be, adjusted to reflect any increase pursuant to the provisions of Article 27 hereof for the Operating Year immediately preceding such event. Nothing contained in Article 16 hereof or this Article 17 shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any statute or rule of law, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in this Section 17.2.

ARTICLE 18

LANDLORD FEES AND EXPENSES

Section 18.1 If Tenant shall be in default and such default shall continue for 15 days after notice and Tenant is not then in the process of curing, or such shorter notice, if any, that may be appropriate in an emergency under this Lease or if Tenant shall knowingly do or permit to be done any act or thing upon the Premises which would cause Landlord to be in default under any Superior Lease or Mortgage, Landlord may (1) as provided in Section 14.1 hereof, perform the same for the account of Tenant, or (2) make any expenditure or incur any obligation for the payment of money, including, without limitation, reasonable attorneys’ fees and disbursements in instituting, prosecuting or defending any action or proceeding, and the reasonable cost thereof, with interest thereon at the Applicable Rate, shall be deemed to be additional rent hereunder and shall be paid by Tenant to Landlord within ten (10) days of rendition of any bill or statement to Tenant therefore, and if the Term shall have expired at the time of making of such expenditures or incurring of such obligations, such sums shall be recoverable by Landlord as damages. Landlord shall give Tenant such notice as may be appropriate under the circumstances before undertaking any performance or making any expenditure hereunder.

Section 18.2 If Tenant shall fail to pay any installment of Fixed Rent, Escalation Rent or any other item of Rental within five (5) Business Days of the date when due, Tenant shall pay to Landlord, in addition to such installment of Fixed Rent, Escalation Rent or other item of Rental, as the case may be, as a late charge and as additional rent, a sum equal to interest at the Applicable Rate on the amount unpaid, computed from the date such payment was due to and including the date of payment.

ARTICLE 19

NO REPRESENTATIONS BY LANDLORD

Landlord and Landlord’s agents and representatives have made no representations or promises with respect to the Building, the Real Property or the Premises except as herein expressly set forth, and no rights, easements or licenses are acquired by Tenant by implication or otherwise except as expressly set forth herein. Except as otherwise set forth herein, Tenant shall accept possession of the Premises in the condition which shall exist on the commencement Date “as is” (subject to the provisions of Section 4.1 hereof), and Landlord shall have no obligation to perform any work or make any installations in order to prepare the Premises for Tenant’s occupancy. Landlord represents that the Premises contain no asbestos containing materials (“ACM”) required to be removed pursuant to any Requirement. If any ACM is discovered within the Premises, other than any ACM used, stored, released, handled, produced or installed in, on or from the Premises by Tenant or any of its employees, agents, subtenants, contractors, licensees or invitees required to be removed in connection with the performance of any Alteration, same will be removed by Landlord at its sole cost and expense. All references in this Lease to the consent or approval of Landlord shall be deemed to mean the written consent or approval of Landlord and no consent or approval of Landlord shall be effective for any purpose unless such consent or approval is set forth in a written instrument executed by Landlord.

ARTICLE 20

END OF TERM

Upon the expiration or other termination of this Lease, Tenant shall quit and surrender to Landlord the Premises, vacant, broom clean, in good order and condition, ordinary wear and tear, damage by fire or other casualty and other damage for which Tenant is not responsible under the terms of this Lease excepted, and otherwise in compliance with the provisions of Article 3 hereof. Tenant expressly waives, for itself and for any person claiming through or under Tenant, any rights which Tenant or any such person may have under the provisions of Section 2201 of the New York Civil Practice Law and Rules and of any successor law of like import then in force in connection with any holdover summary proceedings which Landlord may institute to enforce the foregoing provisions of this Article 20 with respect to the originally stated Expiration Date. Tenant acknowledges that possession of the Premises must be surrendered to Landlord on the Expiration Date. Tenant agrees to indemnify and save Landlord harmless from and against all claims, losses, damages, liabilities, costs and expenses (including, without limitation, attorneys’ fees and disbursements) resulting from delay by Tenant in so surrendering the Premises, including, without limitation, any claims made by any succeeding tenant founded on such delay. The parties recognize and agree that the damage to Landlord resulting from any failure by Tenant to timely surrender possession of the Premises as aforesaid will be extremely substantial, will exceed the amount of the monthly installments of the Fixed Rent and Escalation Rent theretofore payable hereunder, and will be impossible to measure accurately. Tenant therefore agrees that if possession of the Premises is not surrendered to Landlord on or before the Expiration Date, in addition to any other rights or remedies Landlord may have hereunder or at law, and without in any manner limiting Landlord’s right to demonstrate and collect any damages suffered by Landlord and arising from Tenant’s failure to surrender the Premises as provided herein, Tenant shall pay to Landlord on account of use and occupancy of the Premises for each month and for each portion of any month during which Tenant holds over in the Premises after the Expiration Date, a sum equal to two (2) times the aggregate of that portion of the Fixed Rent, Escalation Rent and other items of Rental which were payable under this Lease during the last month of the Term. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises without written consent after the Expiration Date or to limit in any manner Landlord’s right to regain possession of the Premises through summary proceedings, or otherwise, and no acceptance by Landlord of payments from Tenant after the Expiration Date shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Article 20. The provisions of this Article 20 shall survive the Expiration Date.

ARTICLE 21

QUIET ENJOYMENT

Tenant may peaceably and quietly enjoy the Premises subject, nevertheless, to the terms and conditions of this Lease.

ARTICLE 22

OMITTED

ARTICLE 23

NO WAIVER

Section 23.1 No act or thing done by Landlord or Landlord’s agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to acct such surrender shall be valid unless in writing signed by Landlord. No employee of Landlord or Landlord’s agents shall have any power to accept the keys to the Premises prior to the termination of this Lease. The delivery of keys to any employee of Landlord or of Landlord’s agents shall not operate as a termination of this Lease or a surrender of the Premises. In the event Tenant at any time desires to have Landlord sublet the Premises for Tenant’s account, Landlord or Landlord’s agents are authorized to receive said keys for such purpose without releasing Tenant from any of the obligations under this Lease, and Tenant hereby relieves Landlord of any liability for loss of or damage to any of Tenant’s effects in connection with such subletting.

Section 23.2 The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations set forth or hereafter adopted by Landlord, shall not prevent a subsequent act, which would have originally constituted a violation of the provisions of this Lease, from having all of the force and effect of an original violation of the provisions of this Lease. The receipt by Landlord or payment by Tenant of Fixed Rent, Escalation Rent or any other item of Rental with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. The failure of Landlord to enforce any of the Rules and Regulations set forth, or hereafter adopted, against Tenant or any other tenant in the Building shall not be deemed a waiver of any such Rules and Regulations. No provision of this Lease shall be deemed to have been waived by Landlord or Tenant, unless such waiver be in writing signed by the party to be charged. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Fixed Rent or other item of Rental herein stipulated shall be deemed to be other than on account of the earliest stipulated Fixed Rent or other item of Rental, or as Landlord may elect to apply same, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Fixed Rent or other item of Rental be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Fixed Rent or other item of Rental or to pursue any other remedy provided in this Lease. This Lease contains the entire agreement between the parties and all prior negotiations and agreements are merged herein. Any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of this Lease in whole or in part unless such executory agreement is in writing and signed by the party against whom enforcement of the change, modification, discharge or abandonment is sought.

ARTICLE 24

WAIVER OF TRIAL BY JURY

The respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, or for the enforcement of any remedy under any statute, emergency or otherwise. If Landlord commences any summary proceeding against Tenant, Tenant will not interpose any counterclaim of whatever nature or description in any such proceeding (unless failure to impose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant.

ARTICLE 25

INABILITY TO PERFORM

This Lease and the obligation of Tenant to pay Rental hereunder and perform all of the other covenants and agreements hereunder on the part of Tenant to be performed shall in no wise be affected, impaired or excused because Landlord is unable to fulfill any of its obligations under this Lease expressly or impliedly to be performed by Landlord, or because Landlord is unable to make, or is delayed in making any repairs, additions, alterations, improvements or decorations, or is unable to supply, or is delayed in supplying any equipment or fixtures, if Landlord is prevented or delayed from so doing by reason of strikes, lockouts, acts of labor unions or other labor troubles, or by accident, or due to Acts of God, fire, earthquake, flood, explosion, action of the elements, war, hostilities, invasion, acts of terrorism, insurrection, riot, mob violence, sabotage, inability to procure or general shortage of labor, equipment, facilities, materials, services or supplies in the open market, failure of transportation or utilities, condemnation, requisition, laws, preemption by Governmental Authorities in connection with a national emergency or acts of terrorism, or by reason of any Requirements of any Governmental Authority, or by reason of failure of the VAC, electrical, plumbing, or other Building Systems in the Building not attributable to Landlord’s negligence, or by any cause whatsoever beyond Landlord’s reasonable control (collectively, “Unavoidable Delays” or “Force Majeure”).

ARTICLE 26

BILLS AND NOTICES

Except as otherwise expressly provided in this Lease, any bills, statements, consents, notices, demands, requests or other communications given or required to be given under this Lease shall be in writing and shall be deemed sufficiently given or rendered if delivered by hand (against a signed receipt) or if sent by registered or certified mail or overnight courier (e.g. Federal Express) (return receipt requested) addressed:

(i) if to Tenant (a) at Tenant’s address set forth in this Lease, Attn.: Richard Adamson, Exec. V.P. and C.O.O. with copies to Learning Tree International, Inc., 6053 W. Century Blvd., Los Angeles, CA 90045 Attn: Mary C. Adams, V.P. Administration or (b) at any place where Tenant or any agent or partner of Tenant may be found if mailed subsequent to Tenant’s vacating, deserting, abandoning or surrendering the Premises; and

(ii) if to Landlord at Landlord’s address set forth in this Lease, Attn.: Nancy Nemiroff, with copies to and (i) Davis & Gilbert, 1740 Broadway, New York, NY 10019, Attn: Gerald R. Uram, Esq.; (ii) each Mortgagee and Lessor which shall have requested same, by notice given in accordance with the provisions of this Article 26 at the address designated by such Mortgagee or Lessor, or to such other or additional address(es) as Landlord, Tenant or any Mortgagee or Lessor may designate as its new address(es) for such purpose by notice given to the other in accordance with the provisions of this Article 26. Any such bill, statement, consent, notice, demand, request or other communication shall be deemed to have been rendered or given on the date when it shall have been hand delivered against a signed receipt or three (3) Business Days from when it shall have been mailed or on the next Business Day if sent by overnight courier as provided in this Article 26. Anything contained herein to the contrary notwithstanding, any Operating Statement, Tax Statement or any other bill, statement, consent, notice, demand, request or other communication from Landlord to Tenant with respect to any item of Rental

(other than any “default notice” if required hereunder) or Building-wide communications given to all tenants or other occupants of the Building may be sent to Tenant by regular United States mail or hand delivered without obtaining a receipt therefore. Any notice, demand or request sent by Landlord to Tenant may be sent by Landlord’s managing agent or attorneys.

ARTICLE 27

ESCALATION

Section 27.1 For the purposes of this Article 27, the following terms shall have the meanings set forth below:

(A) “Base Operating Expenses” shall mean the Operating Expenses for the Base Operating Year.

(B) “Base Operating Year” shall mean the calendar year ending December 3 1, 1997.

(C) “Base Taxes” shall mean the Taxes for the fiscal year ending June 30, 1997.

(D) (1) “Operating Expenses” shall mean the aggregate of those costs and expenses (and taxes, if any, thereon, including without limitation, sales and value added taxes) paid or incurred by or on behalf of Landlord (whether directly or through independent contractors) in respect of the Operation of the Property which, are properly chargeable to the Operation of the Property together with and including (without limitation) the costs of gas, oil, steam, water, sewer rental, electricity (for the portions of the Real Property not leased to and occupied by tenants or available for occupancy), VAC, heat and other utilities furnished to the Building and utility taxes, and the expenses incurred in connection with the Operation of the Property such as insurance premiums, reasonable attorneys’ fees and disbursements (exclusive of any such fees and disbursements incurred in applying for any reduction of Taxes) and management, auditing and other professional fees and expenses, but specifically excluding:

(i) Taxes,

(ii) franchise or income taxes imposed upon Landlord,

(iii) debt service on Mortgages,

(iv) leasing commissions and advertising expenses related to leasing,

(v) capital improvements (except as otherwise provided herein),

(vi) the cost of electrical energy furnished directly to Tenant and other tenants of the Building and all other space available for leasing whether or not leased,

(vii) the cost of tenant installations incurred in connection with preparing space for a new tenant,

(viii) salaries of personnel above the grade of property manager and such property manager’s supervisor,

(ix) rent paid under Superior Leases,

(x) any expense for which Landlord is otherwise compensated through the proceeds of insurance or would be compensated if Landlord carried insurance in conformity with Section 9.5 above or is otherwise compensated by any third party or tenant (including Tenant) of the Building,

(xi) expenses for services or work furnished to other tenants in excess of the services or work Landlord is obligated to furnish to Tenant at no additional charge (and for purposes of this item (xi), payment for work or services pursuant to this Article 27 shall not be considered as an additional charge),

(xii) legal fees incurred in connection with any negotiation and/or enforcement of, any space lease in the Building,

(xiii) costs and expenses incurred in connection with the creation of a Mortgage or Superior Lease or in connection with the refinancing of a Mortgage or the sale of the Building,

(xiv) amounts incurred in connection with the Building installing, operating and/or maintaining any specialty use such as a health club, garage, restaurant, newsstand or the like, unless Tenant otherwise agrees,

(xv) amounts paid to Affiliates of Landlord to the extent such amounts are in excess of amounts that would have been paid at commercially reasonable rates absent such relationship; and

(xvi) amounts incurred in connection with any withdrawal, liability or unfunded pension liability with respect to any pension plan,

except, however, that if Landlord is not furnishing any particular work or service (the cost of which if performed by Landlord would constitute an Operating Expense) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which reasonably would have been incurred during such period (including the Base Operating Year) by Landlord if it had at its own expense furnished such work or services to such tenant. Any costs incurred in performing work or furnishing services for any tenant (including Tenant) whether at such tenant’s or Landlord’s expense, to the extent that such work or service is in excess of any work or service that Landlord is obligated to furnish to Tenant at Landlord’s expense shall be deducted from Operating Expenses otherwise chargeable to the Operation of the Property. Any insurance proceeds received with respect to any item previously included as an Operating Expense shall be deducted from Operating Expenses for the Operating Year in which such proceeds are received; provided, however, to the extent any insurance Proceeds are received by Landlord in any Operating Year with respect to any item which was included in Operating Expenses during the Base Operating Year, the amount of insurance proceeds so received shall be deducted from Base Operating Expenses and (x) the Base Operating Expenses shall be retroactively adjusted to reflect such deduction and (y) all retroactive Operating Payments resulting from such retroactive adjustment shall be due and payable when billed by Landlord.

(2) In determining the amount of Operating Expenses for any Operating Year, if less than all of the Building rentable area shall have been occupied by tenant(s) at any time during any such Operating Year, Operating Expenses shall be determined for such Operating Year to be an amount equal to the like expenses which would normally be expected to be incurred had all such areas been occupied throughout such Operating Year.

(3) (a) If any capital improvement is made during any Operating Year in compliance with a Requirement enacted after the Commencement Date whether or not such Requirement is valid or mandatory, or in lieu of a repair, then the cost of such improvement shall be amortized over the useful economic life of such improvement as reasonably estimated by Landlord, and the annual amortization, together with interest thereon at the then Base Rate, of such improvement shall be deemed an Operating Expense in each of the Operating Years during which such cost of the improvement is amortized.

(b) If any capital improvement is made during any Operating Year either for the purpose of saving or reducing Operating Expenses (as, for example, a labor-saving improvement), and Landlord reasonably believes that the capital improvement in question will, in fact, save or reduce Operating Expenses, then the cost of such improvement shall be included in Operating Expenses for the Operating Year in which such improvement was made; provided, however, such cost shall be amortized over such period of time as Landlord reasonably estimates such savings or reduction in Operating Expenses will equal the cost of such improvement and the annual amortization, together with interest thereon at the then Base Rate, of such improvement shall be deemed an Operating Expense in each of the Operating Years during which such cost of the improvement is amortized.

(E) “Operating Statement” shall mean a statement in reasonable detail setting forth a comparison of the Operating Expenses for an Operating Year with the Base Operating Expenses and the Escalation Rent for the preceding Operating Year pursuant to Article 27.

(F) “Operating Year” shall mean the calendar year within which the Commencement Date occurs and each subsequent calendar year for any part or all of which Escalation Rent shall be payable pursuant to this Article 27.

(G) “Taxes” shall mean the aggregate amount of real estate taxes and any general or special assessments (exclusive of penalties and interest thereon) imposed upon the Real Property (including, without limitation, (i) assessments made upon or with respect to any “air” and “development” rights now or hereafter appurtenant to or affecting the Real Property, (ii) any fee, tax or charge imposed by any Governmental Authority for any vaults, vault space or other space within or outside the boundaries of the Real Property, unless rented, and (iii) any taxes or assessments levied after the date of this Lease in whole or in part for public benefits to the Real Property or the Building) without taking into account any discount that Landlord may receive by virtue of any early payment of Taxes; provided, that if because of any change in the taxation of real estate, any other tax or assessment, however denominated (including, without limitation, any franchise, income, profit, sales, use, occupancy, gross receipts or rental tax) is imposed upon Landlord or the owner of the Real Property or the Building, or the occupancy, rents or income therefrom, in substitution for or in lieu of any of the foregoing Taxes, such other tax or assessment shall be deemed part of Taxes computed as if Landlord’s sole asset were the Real Property. With respect to any Tax Year, all expenses, including attorneys’ fees and disbursements, experts’ and other witnesses’ fees, incurred in contesting the validity or amount of any Taxes or in obtaining a refund of Taxes shall be considered as part of the Taxes for such Tax Year. Anything contained herein to the contrary notwithstanding, Taxes shall not be deemed to include (w) any taxes on Landlord’s income, (x) franchise taxes, (y) estate or inheritance taxes, or (z) any similar taxes imposed on

Landlord, unless such taxes are levied, assessed or imposed in lieu of or as a substitute for or in lieu of the whole or any part of the taxes, assessments, levies, impositions which now constitute Taxes.

(H) “Tax Statement” shall mean a statement in reasonable detail setting forth a comparison of the Taxes for a Tax Year with the Base Taxes.

(I) “Tax Year” shall mean the period July 1 through June 30 (or such other period as hereinafter may be duly adopted by the Governmental Authority then imposing taxes as its fiscal year for real estate tax purposes), any portion of which occurs during the Term.

Section 27.2 (A) If the Taxes payable for any Tax Year (any part or all of which falls within the Term) shall represent an increase above the Base Taxes, then Tenant shall pay as additional rent for such Tax Year and continuing thereafter until a new Tax Statement is rendered to Tenant, Tenant’s Share of such increase (the “Tax Payment”) as shown on the Tax Statement with respect to such Tax Year. Tenant hereby waives any rights that Tenant may have to be exempt from the payment of Taxes or the Tax Payment by virtue of diplomatic status or otherwise.

(B) At any time during or after the Term, Landlord may render to Tenant a Tax Statement or Tax Statements showing (i) a comparison of the Taxes for the Tax Year with the Base Taxes and (ii) the amount of the Tax Payment resulting from such comparison. Tenant shall pay Tenant’s Share of Taxes to Landlord in the same number of installments that Landlord pays Taxes to the applicable Governmental Authority, with each installment of the applicable Tax payment being due ten (10) days after Landlord bills Tenant for the installment in question, or thirty (30) days before Landlord’s Tax Payment is due, whichever occurs later. Notwithstanding the foregoing, if and for so long as Landlord shall be required to pay monthly or bi-monthly deposits to any unaffiliated Mortgagee or Lessor, on account of Taxes, then Tenant shall pay to Landlord at least fifteen (15) days before the date upon which each deposit is due, Tenant’s Share of each such deposit, but only to the extent that the deposit on an annualized basis is in excess of the Base Taxes. If the Tax Year established by the applicable Governmental Authority shall be changed, any Taxes for the Tax Year prior to such change which are included within the new Tax Year and which were the subject of a prior Tax Statement shall be apportioned for the purpose of calculating the Tax Payment payable with respect to such new Tax Year. Landlord’s failure to render a Tax Statement during or with respect to any Tax Year shall not prejudice Landlord’s right to render a Tax Statement during or with respect to any subsequent Tax Year, and shall not eliminate or reduce Tenant’s obligation to make Tax Payments for such Tax Year. Whenever so requested, but no more than once a year, Landlord shall furnish Tenant with a reproduced copy of the tax bill (or receipted bill) for the Taxes for the current or next succeeding Tax Year (if theretofore issued by the Governmental Authority).

Section 27.3 (A) Only Landlord shall be eligible to institute tax reduction or other similar proceedings. In the event that after a Tax Statement has been sent to Tenant, a refund of Taxes with respect to a Tax Year during the Term is actually received by or on behalf of Landlord, then, promptly after receipt of such refund, Landlord shall send Tenant a Tax Statement adjusting the Taxes for such Tax Year (taking into account the expenses mentioned in Section 27.1(G) hereof) and setting forth Tenant’s Share of such refund and Tenant shall be entitled to receive such Share either at Landlord’s option, by way of a credit against the Fixed Rent next becoming due after the sending of such Tax Statement, or by a refund, to the extent no further Fixed Rent is due; provided, however, that Tenant’s Share of such refund shall be limited to the portion of the Tax Payment, if any, which Tenant had theretofore paid to Landlord attributable to increases in Taxes for the Tax Year to which the refund is applicable. If it is conclusively determined that Landlord has wrongfully failed to credit or refund Tenant’s Share of such refund, then Tenant may offset Tenant’s Share of such refund wrongfully not paid or credited against the next due installment or installments of Fixed Rent.

(B) In the event that, after a Tax Statement has been sent to Tenant, the Base Taxes are reduced (as a result of settlement, final determination of legal proceedings or otherwise) then, and in such event: (i) the Base Taxes shall be retroactively adjusted to reflect such reduction, and (ii) all retroactive Tax Payments resulting from such retroactive adjustment shall be due and payable when billed by Landlord. Landlord promptly shall send to Tenant a statement setting forth the basis for such retroactive adjustment and Tax Payments.

Section 27.4 (A) If the Operating Expenses for any Operating Year (any part or all of which falls within the Term shall be greater than the Base Operating Expenses, then Tenant shall pay as additional rent for such Operating Year and continuing thereafter until a new Operating Statement is rendered to Tenant, Tenant’s Share of such increase (the “Operating Payment”) as hereinafter provided.

(B) At any time during or after the Term, Landlord may render to Tenant an Operating Statement or Statements showing (i) a comparison of the Operating Expenses for the Operating Year in question with the Base Operating Expenses, and (ii) the amount of the Operating Payment resulting from such comparison. Landlord’s failure to render an Operating Statement during or with respect to any Operating Year in question shall not prejudice Landlord’s right to render an Operating Statement during or with respect to any subsequent Operating Year, and shall not eliminate or reduce Tenant’s obligation to make payments of the Operating Payment pursuant to this Article 27 for such Operating Year.

(C) On the first day of the month following the furnishing to Tenant of an Operating Statement, Tenant shall pay to Landlord a sum equal to 1112th of the Operating Payment shown thereon to be due for the preceding Operating Year multiplied by the number of months (and any fraction thereof) of the Term then elapsed since the commencement of such Operating Year in which such Operating Statement is delivered, less Operating Payments theretofore made by Tenant for such Operating Year and thereafter, commencing with the then current monthly installment of Fixed Rent and continuing monthly thereafter until rendition of the next succeeding Operating Statement, Tenant shall pay on account of the Operating Payment for such Year an amount equal to 1112th of the Operating Payment shown thereon to be due for the preceding Operating Year. Any Operating Payment shall be collectible by Landlord in the same manner as Fixed Rent.

(D) (1) As used in this Section 27.4, (i) “Tentative Monthly Escalation Charge” shall mean a sum equal to 1/12th of the product of (a) Tenant’s Share, and (b) the difference between (x) the Base Operating Expenses and (y) Landlord’s good faith estimate of Operating Expenses for the Current Year, and (ii) “Current Year” shall mean the Operating Year in which a demand is made upon Tenant for payment of a Tentative Monthly Escalation Charge.

(2) At any time in any Operating Year, Landlord, at its option, in lieu of the payments required under Section 27.4(C) hereof, may demand and collect from Tenant, as additional rent, a sum equal to the Tentative Monthly Escalation Charge multiplied by the number of months in said Operating Year preceding the demand and reduced by the sum of all payments theretofore made under Section 27.4(C) with respect to said Operating Year, and thereafter, commencing with the month in which the demand is made and continuing thereafter for each month remaining in said Operating Year, the monthly installments of Fixed Rent shall be deemed increased by the Tentative Monthly Escalation Charge. Any amount due to Landlord under this Section 27.4(D) may be included by Landlord in any Operating Statement rendered to Tenant as provided in Section 27.4(B) hereof.

(E) After the end of the Current Year and at any time that Landlord renders an Operating Statement or Statements to Tenant as provided in Section 27.4(B) hereof with respect to the comparison of the Operating Expenses for said Operating Year or Current Year, with the Base Operating Expenses, as the case may be, the amounts, if any, collected by Landlord from Tenant under Section 27.4(C) or (D) on account of the Operating Payment or the Tentative Monthly Escalation Charge, as the case may be, shall be adjusted, and, if the amount so collected is less than or exceeds the amount actually due under said Operating Statement for the Operating Year, a reconciliation shall be made as follows: Tenant shall be debited with any Operating Payment shown on such Operating Statement and credited with the amounts, if any, paid by Tenant on account in accordance with the provisions of subsection (C) and subsection (D)(2) of this Section 27.4 for the Operating Year in question. Tenant shall pay any net debit balance to Landlord within fifteen (15) days next following rendition by Landlord of an invoice for such net debit balance; any net credit balance shall be applied against the next accruing monthly installments of Fixed Rent. Any net credit balance due at the end of the Term shall be promptly refunded by Landlord to Tenant.

Section 27.5 Any Operating Statement sent to Tenant shall be conclusively binding upon Tenant unless, within ninety (90) days after such Statement is sent, Tenant shall send a written notice to Landlord objecting to such Statement and specifying the respects in which such Statement is disputed. If such notice is sent, Tenant (together with its independent certified public accountants) may examine Landlord’s books and records relating to the Operation of the Property to determine the accuracy of the Operating Statement. Tenant recognizes the confidential nature of such books and records and agrees to maintain the information obtained from such examination in strict confidence. If after such examination, Tenant still disputes such Operating Statement, either party may refer the decision of the issues raised to a reputable independent firm of certified public accountants, selected by Landlord and approved by Tenant, which approval shall not be unreasonably withheld or delayed as long as such certified public accounting firm is one of the so-called “big-six” public accounting firms, which has not performed services for Landlord or its Affiliates during the preceding two (2) year period and the decision of such accountants shall be conclusively binding upon the parties. The fees and expenses involved in such decision shall be borne by the unsuccessful party (and if both parties are partially successful, such fees and expenses shall be apportioned between Landlord and Tenant in inverse proportion to the amount by which such decision is favorable to each party). Notwithstanding the giving of such notice by Tenant, and pending the resolution of any such dispute, Tenant shall pay to Landlord when due the amount shown on any such Operating Statement, as provided in Section 27.4 hereof.

Section 27.6 The expiration or termination of this Lease during any Operating Year or Tax Year shall not affect the rights or obligations of the parties hereto respecting any payments of Operating Payments for such Operating Year and any payments of Tax Payments for such Tax Year, and any Operating Statement relating to such Operating Payment and any Tax Statement relating to such Tax Payment, may be sent to Tenant subsequent to, and all such rights and obligations shall survive, any such expiration or termination. In determining the amount of the Operating Payment for the Operating Year or the Tax Payment for the Tax Year in which the Term shall expire, the payment of the Operating Payment for such Operating Year or the Tax Payment for the Tax Year shall be prorated based on the number of days of the Term which fall within such Operating Year or Tax Year, as the case may be. Any payments due under such Operating Statement or Tax Statement shall be payable within twenty (20) days after such Statement is sent to Tenant.

ARTICLE 28

SERVICES

Section 28.1 (A) Landlord shall provide passenger elevator service to the Premises during Business Hours on Business Days and between the hours of 8:00 A.M. to 1:00 P.M. on Saturdays, except Holidays and have an elevator subject to call at all other times.

(B) There shall be one (1) service elevator serving the Premises and the entire Building on call on a “first come, first served” basis on Business Days from 8:00 A.M. to 4:00 P.M. (except for the period from 12:00 noon to 1:00 P.M.), and on a reservation, “first come, first served” basis from 4:00 P.M. to 8:00 A.M. on Business Days and at any time on days other than Business Days. If Tenant shall use the service elevators serving the Premises between 4:00 P.M. and 8:00 A.M. on Business Days or at any time on any other days, Tenant shall pay Landlord, as additional rent for such use, the standard rates then fixed by Landlord for the Building, or if no such rates are then fixed, at reasonable rates.

(C) Landlord shall not be required to furnish any service elevator services during the hours from 4:00 P.M. to 8:00 A.M. on Business Days and at any time on days other than Business Days. However, Landlord will make every reasonable effort, to furnish such service elevator services, subject to Landlord’s receipt of advance notice (which may be by telephone) from Tenant’s Designated Representative requesting such services prior to 2:00 P.M. of the Business Day upon which such service is requested or by 2:00 P.M. of the last preceding Business Day if such periods are to occur on a day other than a Business Day.

Section 28.2 Landlord shall furnish duct work to a core wall of the Premises (for distribution by Tenant within the Premises) in order to provide and shall provide VAC through the VAC System, when required for the comfortable occupancy of the Premises, in accordance with the specifications set forth in Schedule B annexed hereto and made a part hereof, on a year round basis from 8:00 A.M. to 6:00 P.M. on Business Days and 8:00 A.M. to 1:00 P.M. on Saturdays, except Holidays. Landlord, throughout the Term, shall have free access pursuant to Article 14 to any and all mechanical installations of Landlord, including, but not limited to, fan, ventilating and machine rooms, primary and secondary telephone rooms, utility rooms and service rooms. Tenant shall not construct partitions or other obstructions which may interfere with Landlord’s free access thereto, or interfere with the moving of Landlord’s equipment to and from the enclosures containing said installations. Neither Tenant, nor its agents, employees or contractors shall at any time enter the said enclosures or tamper with, adjust or touch or otherwise in any manner affect said mechanical installations. Tenant shall draw and close the draperies or blinds for the windows of the Premises whenever the VAC System is in operation and the position of the sun so required and shall at all times cooperate fully with Landlord and abide by all of the Regulations and Requirements which Landlord may prescribe for the proper functioning and protection of the VAC System.

Section 28.3 The Fixed Rent does not reflect or include any charge to Tenant for the furnishing of any necessary VAC to a core wall of the Premises during periods other than the hours and days set forth above (“Overtime Periods”). Accordingly, Landlord shall furnish such VAC to the Premises at the request of Tenant during Overtime Periods and, Tenant shall pay Landlord additional rent for such services at the then Building rate (the “Overtime Rate”) with a minimum charge for four (4) hours usage. The Overtime Rate shall be subject to increase each year by the annual percentage increase, if any, in the Consumer Price Index from that in effect on the Commencement Date or by one hundred ten percent (110%) of any increases in the cost to Landlord of supplying VAC during Overtime Periods, whichever amount is higher. Landlord shall not be required to furnish any such services during any

Overtime Periods unless Landlord has received advance notice (which may be by telephone) from Tenant’s Designated Representative requesting such services prior to 2:00 P.M. of the Business Day upon which such services are requested or by 2:00 P.M. of the last preceding Business Day if such Overtime Periods are to occur on a day other than a Business Day. If Tenant and another tenant on the same floor as the Premises, are, at the same time, using VAC services during Overtime Periods, then the Overtime Rate shall be equitably reduced.

Section 28.4 Provided Tenant shall keep the Premises in order, Landlord, at Landlord’s expense, subject to recoupment pursuant to Article 27 hereof, shall cause the Premises, excluding any portions thereof used for the storage, preparation, service or consumption of food or beverages, to be cleaned, substantially in accordance with the standards set forth in Schedule-C annexed hereto and made a part hereof. Tenant shall pay to Landlord the cost of removal of any of Tenant’s refuse and rubbish from the Premises and the Building to the extent that the same exceeds the refuse and rubbish usually attendant upon the use of such Premises as offices (e.g., “wet garbage” and other items which do not fit into standard under desk waste baskets). Bills for the same shall be rendered by Landlord to Tenant at such time as Landlord may elect and shall be due and payable ten (10) business days following rendition as additional rent. Tenant, at Tenant’s sole cost and expense, shall cause all portions of the Premises used for the storage, preparation, service or consumption of food or beverages to be cleaned daily in a manner satisfactory to Landlord, and to be exterminated against infestation by vermin, rodents or roaches regularly and, in addition, whenever there shall be evidence of any infestation. Any such exterminating shall be done at Tenant’s sole cost and expense, in a manner reasonably satisfactory to Landlord, and by persons approved by Landlord. If Tenant shall perform any cleaning services in addition to the services provided by Landlord as aforesaid, Tenant shall employ the cleaning contractor providing cleaning services to the Building on behalf of Landlord or such other cleaning contractor as shall be approved by Landlord; provided, however, if Tenant uses the Building cleaning contractor and such cleaning contractor is no longer employed by Landlord, then Tenant shall promptly replace the Building cleaning contractor with a different cleaning contractor designated by Landlord. Tenant shall comply with any recycling program and for refuse disposal program (including, without limitation, any program related to the recycling, separation or other disposal of paper, glass or metals) which Landlord shall impose or which shall be required pursuant to any Requirements.

Section 28.5 If the New York Board of Fire Underwriters or the Insurance Services Office or any Governmental Authority, department or official of the state or city government shall require or recommend that any changes, modifications, alterations or additional sprinkler heads or other equipment be made or supplied by reason of Tenant’s business, or the location of the partitions, trade fixtures, or other contents of the Premises, Landlord, at Tenant’s cost and expense, shall promptly make and supply such changes, modifications, alterations, additional sprinkler heads or other equipment. At Tenant’s option, Tenant may contest any such requirement or recommendation in the same manner as it may contest Requirements pursuant to Section 6.2 above or make such changes to the Premises in order to obviate the requirement or recommendation in question. If Tenant elects to take either of the foregoing actions, it must do so before the failure of Landlord to make and supply such changes, modifications, alterations, additional sprinkler heads or other equipment, adversely affects Landlord’s insurance coverage or increases the premiums therefore.

Section 28.6 Landlord shall provide to the Premises, New York City water for ordinary drinking, cleaning and lavatory purposes. If Tenant requires, uses or consumes water for any purpose in addition to ordinary drinking, cleaning or lavatory purposes, Landlord may install a water meter and thereby measure Tenant’s water consumption for all such additional purposes. In such event (1) Tenant shall pay Landlord for the cost of the meter and the cost of the installation thereof and through the duration of Tenant’s occupancy Tenant shall keep said meter and equipment in good working order and repair at Tenant’s own cost and expense; (2) Tenant shall pay for water consumed as shown on said meter, as additional rent, and on default in making such payment Landlord may pay such charges and collect the same from Tenant; and (3) Tenant shall pay the sewer rent, charge or any other tax, rent, levy or charge which now or hereafter is assessed, imposed or shall become a lien upon the Premises or the Real Property of which they are a part pursuant to any Requirement made or issued in connection with any such metered use, consumption, maintenance or supply of water, water system, or sewage or sewage connection or system. The bill rendered by Landlord for the above shall be based upon Tenant’s consumption and shall be payable by Tenant as additional rent within ten (10) days after rendition.

Section 28.7 Landlord reserves the right to stop service of the VAC System or the elevator, electrical, plumbing or other Building Systems when necessary, by reason of accident or emergency, or for repairs, additions, alterations, replacements or improvements in the judgment of Landlord desirable or necessary to be made, until said repairs, alterations, replacements or improvements shall have been completed (which repairs, additions, alterations, replacements and improvements shall be performed in accordance with Section 4.3 hereof), except as otherwise provided in this Lease. Landlord shall have no responsibility or liability for interruption, curtailment or failure to supply VAC, elevator, electrical, plumbing or other Building Systems when prevented by Unavoidable Delays or by any Requirement of any Governmental Authority or due to the exercise of its right to stop service as provided in this Article 28. The exercise of such right or such failure by Landlord shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any compensation or to any abatement or diminution of Rental, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or its agents by reason of inconvenience or annoyance to Tenant, or injury to or interruption of Tenant’s business, or otherwise.

Section 28.8 As part of the Initial Alterations, Tenant shall have the right to install a water-cooled supplemental VAC System that is compatible with the Building Systems, as reasonably determined by Landlord. Tenant shall maintain, repair and replace, as and when needed, such supplemental VAC System at Tenant’s sole cost and expense throughout the Term. At Tenant’s request, Landlord shall supply up to an amount of condenser water per year to be agreed upon by Landlord and Tenant for the operation of such supplemental VAC System. The water for the supplemental system shall be provided at an initial rate of six hundred eighty nine dollars ($689.00) per ton per annum and shall be increased thereafter by the annual percentage increase, if any, in the Consumer Price Index from that in effect as of the date hereof or by one hundred ten (110%) of any increases in the cost to Landlord of supplying such water, whichever amount is higher. Tenant shall have the sole obligation, at its sole cost and expense, to comply with all Requirements with respect to the supplemental system, including, without limitation, Requirements with respect to the obtaining of permits, registration of such supplemental system, if required, and the performance of any inspections.

Section 28.9 Landlord shall maintain and operate the perimeter heating and, subject to energy conservation requirements of Governmental Authorities, shall furnish heat to the Premises, in accordance with Landlord’s standard for the Building, during Business Hours of Business Days and from 8:00 A.M. to 1:00 P.M. on Saturdays, excluding Holidays throughout the year. If Tenant shall require heating service at any other time (hereinafter called “after hours”), Landlord shall furnish such after hours service upon reasonable advance notice from Tenant’s Designated Representative, and Tenant shall pay on demand Landlord’s cost thereof plus ten percent (10%).

Section 28.10 In the event that the Building standby power generation system is used or operated at any time during the Term, Tenant shall, from time to time within ten (10) days after demand, pay to Landlord Tenant’s pro rata share (which pro rata share will be based on the proportion the Space Factor bears to the rentable square feet of space in the Building then being occupied by other tenants (the

“Occupancy Factor”) pursuant to effective leases (i.e., if Tenant’s Space Factor is 20,000 and the Occupancy Factor is 100,000, then Tenant’s pro rata share for the purposes hereof shall be twenty percent (20%) of the cost of operating the Building standby power generation system and all costs incidental thereto (the “Standby Generator Cost”)). The Standby Generator Cost shall not be included in Operating Expenses to the extent Landlord is paid or reimbursed for same.

ARTICLE 29

PARTNERSHIP TENANT

If Tenant is a partnership or a professional corporation (or is comprised of two (2) or more Persons, individually or as co-partners of a partnership or shareholders of a professional corporation) or if Tenant’s interest in this Lease shall be assigned to a partnership or a professional corporation (or to two (2) or more Persons, individually or as co-partners of a partnership or shareholders of a professional corporation) pursuant to Article 12 hereof (any such partnership, professional corporation and such persons are referred to in this Article 29 as “Partnership Tenant”), the following provisions shall apply to such Partnership Tenant: (a) the liability of each of the parties comprising Partnership Tenant shall be joint and several; (b) each of the parties comprising Partnership Tenant hereby consents in advance to, and agrees to be bound by (x) any written instrument which may hereafter be executed by Partnership Tenant or any successor entity, changing, modifying, extending or discharging this Lease, in whole or in part, or surrendering all or any part of the Premises to Landlord, and (y) any notices, demands, requests or other communications which may hereafter be given by Partnership Tenant or by any of the parties comprising Partnership Tenant; (c) any bills, statements, notices, demands, requests or other communications given or rendered to Partnership Tenant or to any of such parties shall be binding upon Partnership Tenant and all such parties; (d) if Partnership Tenant shall admit new partners or shareholders, as the case may be, all of such new partners or shareholders, as the case may be, shall, by their admission to Partnership Tenant, be deemed to have assumed joint and several liability for the performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed; and (e) Partnership Tenant shall give prompt notice to Landlord of the admission of any such new partners or shareholders, as the case may be, and upon demand of Landlord, shall cause each such new partner or shareholder, as the case may be, to execute and deliver to Landlord an agreement in form reasonably satisfactory to Landlord and Tenant, wherein each such new partner or shareholder, as the case may be, shall assume joint and several liability for the observance and performance of all the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed (but neither Landlord’s failure to request any such agreement nor the failure of any such new partner or shareholder, as the case may be, to execute or deliver any such agreement to Landlord shall vitiate the provisions of clause (d) of this Article 29). For purposes of this Article 29, a partnership shall include, without limitation, a limited liability partnership or a limited liability company.

ARTICLE 30

VAULT SPACE

Notwithstanding anything contained in this Lease or indicated on any sketch, blueprint or plan, any vaults, vault space or other space outside the boundaries of the Real Property are not included in the Premises. Landlord makes no representation as to the location of the boundaries of the Real Property. All vaults and vault space and all other space outside the boundaries of the Real Property which Tenant may be permitted to use or occupy are to be used or occupied under a revocable license, and if any such license shall be revoked, or if the amount of such space shall be diminished or required by any Governmental Authority or by any public utility company, such revocation, diminution or requisition shall not constitute an actual or constructive eviction, in whole or in part, or entitle Tenant to any abatement or diminution of Rental, or relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord. Any fee, tax or charge imposed by any Governmental Authority for any such vaults, vault space or other space occupied by Tenant shall be paid by Tenant.

ARTICLE 31

SECURITY DEPOSIT

Section 31.1 Subject to Section 3 1.2 below, Tenant has deposited with Landlord the sum of One Hundred Thousand Dollars ($100,000) as security for the faithful performance and observance by Tenant of the terms, provisions, covenants and conditions of this Lease, and it is agreed that in the event Tenant defaults beyond the expiration of applicable notice, grace and cure periods in respect of any of the terms, provisions, covenants and conditions of this Lease, including, but not limited to, the payment of Rental, Landlord may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any Rental or any other sum as to which Tenant is in default or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default beyond the expiration of applicable notice, grace and cure periods in respect of any of the terms, provisions, covenants and conditions of this Lease, including, but not limited to, any damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord. The security shall, provided no Event of Default then exists hereunder, be returned to Tenant after the date fixed as the end of the Term and not later than thirty (30) days after delivery of entire possession of the Premises to Landlord as provided hereunder. In the event of a sale of the Land and Building or leasing of the Building, of which the Premises form a part, Landlord shall have the right to transfer the security to the vendee or lessee and Landlord shall thereupon be released by Tenant from all liability for the return of such security, and Tenant agrees to look solely to the new Landlord for the return of said security, and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new Landlord. Tenant further covenants that it will not assign or encumber or attempt to assign or encumber the monies deposited I herein as security and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. In the event Landlord applies or retains any portion or all of the security deposited, Tenant shall forthwith restore the amount so applied or retained so that at all times the amount deposited shall be the full amount of the security deposit required at the relevant time. The security shall be deposited in an interest-bearing account in a bank in New York City selected by Landlord, and interest earned on the account (less the one percent (1%) administrative fee allowed by law which may be retained by Landlord) shall, provided Tenant is not in default hereunder beyond the expiration of applicable notice, grace or cure periods, be paid to Tenant upon request but no more frequently than annually.

Section 31.2 In lieu of the cash security deposit referred to in Section 3 1.1 above, Tenant may deliver to Landlord, and shall maintain in effect at all times during the Term (and through the period which is thirty (30) days following the Expiration Date) following delivery thereof, a clean, unconditional and irrevocable letter of credit, in substantially the form annexed hereto as Exhibit B in the amount of One Hundred Thousand Dollars ($100,000) issued by a banking corporation (“Bank”) reasonably satisfactory to Landlord and which is a member of the New York Clearing House Association or successor thereto and is presentable for payment at an office of the Bank in the Borough of Manhattan, New York, New York. Such letter of credit shall have an expiration date no earlier than the first anniversary of the date of issuance thereof and it shall be automatically renewed from year-to-year unless terminated by the Bank by notice to Landlord given not less than forty-five (45) days prior to the then expiration date therefore. It is agreed that in the event Tenant defaults in respect of any of the terms, covenants or provisions of this Lease, including, but not limited to, the payment of any Rental, and such default continues beyond the applicable grace and cure period, if any, or if any letter of credit is terminated by the Bank and is not replaced within thirty (30) days prior to its expiration that (i) Landlord shall have the right to require the Bank to make payment to Landlord of so much of the entire proceeds of the letter of credit as shall be reasonably necessary to cure the default (or the entire proceeds if notice of termination is given as aforesaid and the letter of credit is not replaced as aforesaid), and (ii) Landlord may apply said sum so paid to it by the Bank to the extent required for the payment of any Rental or any other sum as to which Tenant is in default beyond applicable grace and cure periods or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default beyond applicable grace and cure periods in respect of any of the terms, covenants and conditions of this Lease, including, but not limited to, any damages or deficiency in the reletting of the Premises, whether such damages or deficiency accrues before or after summary proceedings or other re-entry by Landlord, without thereby waiving any other rights or remedies of Landlord with respect to such default. If Landlord applies any part of the proceeds of a letter of credit, Tenant, upon demand, shall deposit with Landlord promptly the amount so applied or retained (or increase the amount of the letter of credit) so that the Landlord shall have the full deposit on hand at all times during the Term. If, subsequent to a letter of credit being drawn upon, a new letter of credit meeting all the requirements set forth in this Section 31.2 is delivered to Landlord, any proceeds of the former letter of credit then held by Landlord shall be promptly returned to Tenant. If a letter of credit is drawn upon, any proceeds received by Landlord which are not applied to the curing of the default shall be held by Landlord subject to the provision of Section 3 1.1 above. Any letter of credit, or any remaining portion of any sum collected by Landlord hereunder from the Bank, together with any other portion or sum held by Landlord as security shall, provided no Event of Default shall then exist hereunder, be returned to Tenant within thirty (30) days after the Expiration Date of this Lease and after delivery of the entire possession of the Premises to Landlord. In the event of an assignment by Landlord of its interest under this Lease, Landlord shall have the right to transfer the security to the assignee, and Tenant agrees to look to the new Landlord solely for the return of said security and it is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new Landlord. Tenant shall have the right to substitute one letter of credit for another provided that at all times the letter of credit shall meet the requirements of this Section 31.2.

Section 31.3 Notwithstanding anything contained in Section 3 1.1 or 3 1.2 above, on March 1,2002, if there is no default by Tenant under this Lease which remains uncured beyond any applicable grace and cure period, Landlord shall return such portion of the security to Tenant (or shall permit Tenant to substitute or reduce any letter of credit then held as security by Landlord), such that the security deposit pursuant to Section 3 1.1. or 3 1.2 above shall be reduced to $50,000.

ARTICLE 32

CAPTIONS

The captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease nor the intent of any provision thereof.

ARTICLE 33

PARTIES BOUND

The covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and their respective legal representatives, successors, and, except as otherwise provided in this Lease, their assigns.

ARTICLE 34

BROKER

Each party represents and warrants to the other that it has not dealt with any broker or Person in connection with this Lease other than Edward S. Gordon Co., Inc. and CB Commercial Real Estate Group, Inc. (jointly, the “Broker”). The execution and delivery of this Lease by each party shall be conclusive evidence that such party has relied upon the foregoing representation and warranty. The representing party shall indemnify and hold the other harmless from and against any and all claims for commission, fee or other compensation by any person (other than the Broker) who shall claim to have dealt with the representing in connection with this Lease and for any and all costs incurred by the other in connection with such claims, including, without limitation, reasonable attorneys’ fees and disbursements. The representing party shall have the right, at the representing party’s sole cost and expense, to defend any such claim with counsel reasonably satisfactory to the other and settle or compromise any such claim provided that the other shall have no financial responsibility therefore or be otherwise prejudiced by any such compromise or settlement. Tenant shall have no responsibility for any commission which may be due the Broker in connection with this Lease. The provisions of this Article 34 shall survive the expiration or sooner termination of this Lease.

ARTICLE 35

INDEMNITY

Section 35.1 Tenant shall not do or permit any act or thing to be done upon the Premises which may subject Landlord to any liability or responsibility for injury, damages to persons or property or to any liability by reason of any violation of any Requirement, and shall exercise such control over the Premises as to fully protect Landlord against any such liability. To the extent not covered by insurance obtained by Tenant at its sole cost and expense in which the Indemnities are named as additional insureds, Tenant shall indemnify and save the Indemnities harmless from and against (a) all claims of whatever nature against the Indemnities arising from any act, omission or negligence of Tenant, its contractors, licensees, agents, servants, employees, invitees or visitors, (b) all claims against the Indemnities arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring during the Term in the Premises, (c) all claims against the Indemnities arising from any accident, injury or damage occurring outside of the Premises but anywhere within or about the Real Property, where such accident, injury or damage results or is claimed to have resulted from an act, omission or negligence of Tenant or Tenant’s contractors, licensees, agents, servants, employees, invitees or visitors, and (d) any breach, violation or nonperformance of any covenant, condition or agreement in this Lease set forth and contained on the part of Tenant to be fulfilled, kept, observed and performed. This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature (including, without limitation, attorneys’ fees and disbursements) incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof.

Section 35.2 If any claim, action or proceeding is made or brought against Landlord, which claim, action or proceeding Tenant shall be obligated to indemnify Landlord against pursuant to the terms of this Lease, then, upon demand by Landlord, Tenant, at its sole cost and expense, shall resist or defend such claim, action or proceeding in Landlord’s name, if necessary, by such attorneys as Landlord shall approve, which approval shall not be unreasonably withheld. Attorneys for Tenant’s insurer are hereby deemed approved for purposes of this Section 35.2. The provisions of this Article 35 shall survive the expiration or earlier termination of this Lease.

ARTICLE 36

ADJACENT EXCAVATION-SHORING

If an excavation shall be made upon land adjacent to the Premises, or shall be authorized to be made, Tenant, upon reasonable advance notice, shall afford to the Person causing or authorized to cause such excavation, a license to enter upon the Premises for the purpose of doing such work as said Person shall deem necessary to preserve the wall or the Building from injury or damage and to support the same by proper foundations, without any claim for damages or indemnity against Landlord, or diminution or abatement of Rental, provided that Tenant shall continue to have access to the Premises and the Building.

ARTICLE 37

MISCELLANEOUS

Section 37.1 This Lease is offered for signature by Tenant and it is understood that this Lease shall not be binding upon Landlord or Tenant unless and until Landlord and Tenant shall have executed and delivered a fully executed copy of this Lease to each other.

Section 37.2 The obligations of Landlord under this Lease shall not be binding upon Landlord named herein after the sale, conveyance, assignment or transfer by such Landlord (or upon any subsequent Landlord after the sale, conveyance, assignment or transfer by such subsequent Landlord) of its interest in the Building or the Real Property, as the case may be, and in the event of any such sale, conveyance, assignment or transfer, Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder. The partners, shareholders, directors, officers and principals, direct and indirect, of Landlord and Tenant (collectively, the “Parties”) shall not be liable for the performance of Landlord’s or Tenant’s obligations under this Lease. Each party shall look solely to the other to enforce the other’s obligations hereunder and shall not seek any damages against any of the Parties. The liability of Landlord for Landlord’s obligations under this Lease shall be limited to Landlord’s interest in the Real Property and the proceeds thereof and Tenant shall not look to any other property or assets of Landlord or the property or assets of any of the Parties in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations.

Section 37.3 Notwithstanding anything contained in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Fixed Rent, Escalation Rent, additional rent or Rental, shall constitute rent for the purposes of Section 502 (b) (7) of the Bankruptcy Code.

Section 37.4 Tenant’s liability for all items of Rental and Landlord’s liability for any sums due Tenant shall survive the Expiration Date.

Section 37.5 Tenant shall reimburse Landlord as additional rent, within ten (10) days after rendition of a statement, for all expenditures made by, or damages or fines sustained or incurred by, Landlord, due to any default by Tenant under this Lease, with interest thereon at the Applicable Rate.

Section 37.6 This Lease shall not be recorded.

Section 37.7 Tenant hereby waives any claim against Landlord which Tenant may have based upon any assertion that Landlord has unreasonably withheld or unreasonably delayed any consent or approval requested by Tenant, and Tenant agrees that its sole remedy shall be an action or proceeding to enforce any related provision or for specific performance, injunction or declaratory judgment or an arbitration proceeding as hereinafter provided; provided, however neither such waiver or agreement by Tenant shall apply if there is an affirmative finding that Landlord withheld or delayed its consent or approval willfully or in bad faith. In the event of a determination that such consent or approval has been unreasonably withheld or delayed, the requested consent or approval shall be deemed to have been granted; ) however, Landlord shall have no liability to Tenant for its refusal or failure to give such consent or approval except as expressly provided to the contrary in the immediately preceding sentence. Tenant’s sole remedy for Landlord’s unreasonably withholding or delaying consent or approval shall be as provided in this Section 37.7. Any dispute relating to the withholding or delay of consent by Landlord may be determined, at Tenant’s option, under the Expedited Procedures provisions of the Commercial Arbitration Rules of the American Arbitration Association (presently Rules 54 through 58); provided, however, that with respect to any such arbitration, (i) the list of arbitrators referred to in Rule 55 shall be returned within five (5) business days from the date of mailing, (ii) the parties shall notify the American Arbitration Association, by telephone, within four (4) days of any objections to the arbitrator appointed and will have no right to object if the arbitrator so appointed was on the list submitted by the American Arbitration Association and was not objected to in accordance with the second sentence of Rule 55, (iii) the Notice of Hearing referred to in Rule 56 shall be four (4) days in advance of the hearing, (iv) the hearing shall be held within seven (7) days after the appointment of the arbitrator, and (v) the arbitrator shall have no right to award damages.

Section 37.8 This Lease contains the entire agreement between the parties and supersedes all prior understandings, if any, with respect thereto. This Lease shall not be modified, changed or supplemented, except by a written instrument executed by both parties.

Section 37.9 Tenant and Landlord each hereby (a) irrevocably consents and submits to the jurisdiction of any Federal, state, county or municipal court sitting in the State of New York in respect to any action or proceeding brought therein by Landlord against Tenant or Tenant against Landlord concerning any matters arising out of or in any way relating to this Lease; (b) irrevocably waives all objections as to venue and any and all rights it may have to seek a change of venue with respect to any such action or proceedings; (c) agrees that the laws of the State of New York shall govern in any such action or proceeding and waives any defense to any action or proceeding granted by the laws of any other country or jurisdiction unless such defense is also allowed by the laws of the State of New York; and (d) agrees that any final judgment rendered against it in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Tenant and Landlord each further agrees that any action or proceeding by Tenant against Landlord or Landlord against Tenant in respect to any matters arising out of or in any way relating to this Lease shall be brought only in the State of New York, County of New York.

Section 37.10 (A) All of the Schedules and Exhibits attached hereto are incorporated in and made a part of this Lease, but, in the event of any inconsistency between the terms and provisions of this Lease and the terms and provisions of the Schedules and Exhibits hereto, the terms and provisions of this Lease shall control. Wherever appropriate in this Lease, personal pronouns shall be deemed to include the other genders and the singular to include the plural. All Article and Section references set forth herein shall, unless the context otherwise specifically requires, be deemed references to the Articles and Sections of this Lease. (B) If any term, covenant, condition or provision of this Lease, or the application thereof to any person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such term, covenant, condition or provision to any other Person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each term, covenant, condition and provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

Section 37.11 Tenant shall comply with any recycling program and/or refuse disposal program (including, without limitation, any program related to the recycling, separation or other disposal of paper, glass or metals) which Landlord shall voluntarily impose or which shall be required pursuant to any Requirements.

Section 37.12 In the event any Governmental Authority promulgates or revises any law, or issues mandatory controls relating to the use or conservation of energy, water, gas, light or electricity, or the provision of any other utility or service furnished by Landlord in the Building, Landlord may, in its reasonable discretion take any appropriate action to comply with such provision of law, mandatory controls, including the making of alterations to the Building. Neither Landlord’s actions nor its failure to act shall entitle Tenant to any damages, abate or suspend Tenant’s obligation to pay any item of Rental or constitute or be construed as a constructive or other eviction of Tenant.

Section 37.13 Tenant shall not cause or permit any Hazardous Materials (hereinafter defined) to be used, stored, transported, released, handled, produced or installed in, on or from the Premises or the Building. “Hazardous Materials”, as used herein, shall mean any flammables, explosives, radioactive materials, hazardous wastes, hazardous and toxic substances or related materials, asbestos or any material containing asbestos, or any other substance or material as defined by any Federal, state or local environmental law, ordinance, rule or regulation including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, and in the regulations adopted and publications promulgated pursuant to each of the foregoing. Nothing contained in this Section 37.13 shall be construed to prohibit Tenant from storing and utilizing in the Premises customary office supplies containing legal, minimal and usual amounts of Hazardous Materials. In the event of a breach of the provisions of this Section 37.13, Landlord shall have the right, in addition to all other rights and remedies of Landlord under this Lease or at law, to require Tenant to remove any such Hazardous Materials from the Premises in the manner prescribed for such removal by any Requirements. The provisions of this Section 37.13 shall survive the expiration or termination of this Lease.

Section 37.14 Wherever in this Lease it is provided that Landlord’s consent or approval cannot be unreasonably withheld, same shall be construed to mean that Landlord’s consent or approval cannot be unreasonably delayed or conditioned.

ARTICLE 38

RENT CONTROL

If at the commencement of, or at any time or times during the Term, the Rental reserved in this Lease shall not be fully collectible by reason of any Requirement, Tenant shall enter into such agreements and take such other steps (without additional expense to Tenant) as Landlord may request and as may be legally permissible to permit Landlord to collect the maximum rents which may from time to time during the continuance of such legal rent restriction be legally permissible (and not in excess of the amounts reserved therefore under this Lease). Upon the termination of such legal rent restriction prior to the expiration of the Term, (a) the Rental shall become and thereafter be payable hereunder in accordance with the amounts reserved in this Lease for the periods following such termination, and (b) Tenant shall pay to Landlord, if legally permissible, an amount equal to (i) the items of Rental which would have been paid pursuant to this Lease but for such legal rent restriction, less (ii) the rents paid by Tenant to Landlord during the period or periods such legal rent restriction was in effect.

IN WITNESS WHEREOF, Landlord and Tenant have each executed and delivered this Lease as of the day and year first above written.

KG A&A CORPORATION

		By:	/s/ Toru Fujita
		Name:	Toru Fujita
		Title:	President

LEARNING TREE INTERNATIONAL USA, INC.

54-1577802	By:	/s/ Richard S. Adamson
Federal Employer		Name: Richard S. Adamson
Identification Number		Title: Executive V.P./C.O.O.

Schedule A

RULES AND REGULATIONS

(1) The sidewalks, entrances, passages, courts, elevators, vestibules, stairways, corridors, or halls shall not be obstructed or encumbered by Tenant or used for any purpose other than ingress and egress to and from the Premises and for delivery of merchandise and equipment in prompt and efficient manner, using elevators and passageways designated for such delivery by Landlord.

(2) No awnings, air-conditioning units, fans or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades, or screens, other than those which conform to Building standards as established by Landlord from time to time, shall be attached to or hung in, or used in connection with, any window or door of the Premises, without the prior written consent of Landlord which shall not be unreasonably withheld or delayed. Such awnings, projections, curtains, blinds, shades, screens or other fixtures must be of a quality, type, design and color, and attached in the manner reasonably approved by Landlord. All electrical fixtures hung in offices or spaces along the perimeter of the Premises must be of a quality, type, design and bulb color approved by Landlord, which consent shall not be withheld or delayed unreasonably.

(3) No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside of the Premises or Building or on the inside of the Premises if the same can be seen from the outside of the Premises without the prior written consent of Landlord except that the name of Tenant may appear on the entrance door of the Premises. In the event of the violation of the foregoing by Tenant, if Tenant has refused to remove same after reasonable notice from Landlord, Landlord may remove same without any liability, and may charge the expense incurred by such removal to Tenant. Interior signs on doors and directory tablet shall be of a size, color and style reasonably acceptable to Landlord.

(4) The exterior windows and doors that reflect or admit light and air into the Premises or the halls, passageways or other public places in the Building, shall not be covered or obstructed by Tenant.

(5) No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the halls, corridors or vestibules, nor shall any article obstruct any air-conditioning supply or exhaust without the prior written consent of Landlord.

(6) The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags, acids or other substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by Tenant.

(7) Subject to the provisions of Article 3 of this Lease, Tenant shall not mark, paint, drill into, or in any way deface any part of the Premises or the Building. No boring, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, and as Landlord may direct.

(8) No space in the Building shall be used for manufacturing, for the storage of merchandise, or for the sale of merchandise, goods or property of any kind at auction.

(9) Tenant shall not make, or permit to be made, any unseemly or disturbing noises or disturb or interfere with occupants of the Building or neighboring buildings or premises or those having business with them whether by the use of any musical instrument, radio, television set, talking machine, unmusical noise, whistling, singing, or in any other way.

(10) Tenant, or any of Tenant’s employees, agents, visitors or licensees, shall not at any time bring or keep upon the Premises any flammable, combustible or explosive fluid, chemical or substance except such as are incidental to usual office occupancy, provided, however, such items are stored in approved containers in compliance with all applicable Requirements.

(11) No additional locks or bolts of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in existing locks or the mechanism thereof, unless Tenant promptly provides Landlord with the key or combination thereto. Tenant must, upon the termination of its tenancy, return to Landlord all keys of stores, offices and toilet rooms, and in the event of the loss of any keys furnished at Landlord’s expense, Tenant shall pay to Landlord the cost thereof.

(12) No bicycles, vehicles or animals of any kind except for seeing eye dogs shall be brought into or kept by Tenant in or about the Premises or the Building.

(13) All removals, or the carrying in or out of any safes, freight, furniture or bulky matter of any description must take place in the manner and during the hours which Landlord or its agent reasonably may determine from time to time. Landlord reserves the right to inspect all safes, freight or other bulky articles to be brought into the Building and to exclude from the Building all safes, freight or other bulky articles which violate any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part.

(14) Tenant shall not occupy or permit any portion of the Premises demised to it to be occupied as an office for a public stenographer or typist, or for the possession, storage, manufacture, or sale of liquor, narcotics, dope, or as a barber or manicure shop, or as an employment bureau. Tenant shall not engage or pay any employees on the Premises, except those actually working for Tenant at the Premises, nor advertise for labor giving an address at the Premises.

(15) Tenant shall not purchase spring water, ice, towels or other like service, or accept barbering or boot blacking services in the Premises, from any company or persons not approved by Landlord, which approval shall not be withheld or delayed unreasonably and at hours and under regulations other than as reasonably fixed by Landlord.

(16) Landlord shall have the right to prohibit any advertising by Tenant which, in Landlord’s reasonable opinion, tends to impair the reputation of the Building or its desirability as a building for offices, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

(17) Landlord reserves the right to exclude from the Building (i) between the hours of 6:00 P.M. and 8:00 A.M. on Business Days and (ii) between the hours of 1:00 P.M. and 12:00 Midnight on Saturdays and (iii) during all hours on Sundays and Holidays and, if Landlord so elects, during Business Hours and Saturdays between 8:00 A.M. and 1:00 P.M., all persons who do not present a pass (if required) to the Building signed or approved by Landlord. Tenant shall be responsible for all persons for whom a pass shall be issued at the request of Tenant and shall be liable to Landlord for all acts of such persons.

(18) Tenant shall, at its expense, provide artificial light for the employees of Landlord wile doing janitor service or other cleaning, and in making repairs or alterations in the Premises.

The requirements of Tenant will be attended to only upon written application by Tenant’s Designated Representative at the office of the Building. Building employees shall not perform any work or do anything outside of the regular duties, unless under special instructions from the office of Landlord, and provided Tenant pays the then Building standard rates for same.

(20) Canvassing, soliciting and peddling in the Building is prohibited and Tenant shall cooperate to prevent the same, including, but not limited to, providing Landlord with notice of any such acts when Tenant becomes aware of same.

(21) There shall not be used in any space, or in the public halls of the Building, either by Tenant or by jobbers or others, in the delivery or receipt of merchandise, any hand trucks, except those equipped with rubber tires and side guards.

(22) Except as specifically provided in Section 2.2 of this Lease, Tenant shall not do any cooking, conduct any restaurant, luncheonette or cafeteria for the sale or service of food or beverages to its employees or to others, or cause or permit any odors of cooking or other processes or any unusual or objectionable odors to emanate from the Premises. Landlord shall have the reasonable right to exclude from the Building any food vendors based upon prior experience with such vendors.

(23) Tenant shall keep the entrance door to the Premises closed at all times.

(24) Landlord shall have the right to require that all messengers and other Persons delivering packages, papers and other materials to Tenant (i) be directed to deliver such packages, papers and other materials to a person designated by Landlord who will distribute the same to Tenant, or (ii) be escorted by a person designated by Landlord to deliver the same to Tenant.

Schedule B

VAC SPECIFICATIONS

The Building heating and VAC Systems for the office floors shall be designed to maintain the following conditions:

When winter outdoor temperature is not less than 5”F, indoor space conditions shall be not less than 70°F dry bulb.

When summer outdoor ambient temperature is not in excess of 89°F dry bulb and 75°F wet bulb, indoor space conditions shall be not greater than 78°F dry bulb and maximum relative humidity of 50%.

Introduction of outside ventilation air shall be at 0.15 cubic feet per minute per gross square foot.

Maintenance of these conditions is subject to:

Light colored window covering shall be provided on inside of all curtain wall.

Occupant density not in excess of one person per 100 gross square feet.

Tenant’s interior heat loads will not exceed the cooling capacities of each dedicated floor air handling unit serving the Premises as scheduled on Flack & Kurtz Drawing No. M- 102, last revised on May 9, 1988 (the “Drawing”).

(d) Tenant’s air distribution duct work shall conform to S.M.A.C.N.A. (Sheet Metal and Air Conditioning National Association, Inc.) standards for variable air volume systems.

Where Tenant’s heat loads exceed the system’s cooling capacity as specified on the Drawing, then Tenant shall, at Tenant’s sole cost and expense, provide supplemental cooling equipment as required.

Schedule C

CLEANING SPECIFICATIONS

The following services will be performed for Tenant, at the specified frequencies on Business Day nights.

ENTRANCE LOBBY

Entrance lobby to be kept generally clean and neat and the following cleaning operations shall be maintained to attain this effect:

a.	Wash lobby floor nightly.

b.	Dust walls nightly and wash walls as required.

c.	Wipe down metal surfaces nightly and polish once per week.

d.	Wash all mats and clean wool or nylon runners as necessary.

e.	Clean entrance and revolving doors daily.

ELEVATORS

a.	Wash elevators floors nightly with detergent as necessary.

b.	Clean lobby elevator saddles, doors, and frames nightly.

c.	Clean metal and sides of elevator cabs nightly.

d.	Clean door saddles and frames on floors above lobby once per week and vacuum dirt from door tracks nightly.

e.	Remove all gum and foreign matter on sight.

f.	Remove all unauthorized marks and writing from sides of elevator cabs.

GENERAL OFFICE AREAS

NIGHTLY:

a.	Damp mop all stone ceramic tile, terrazzo and other types of unwaxed flooring.

b.	Sweep all vinyl, asphalt, rubber, and similar types of flooring.

c.	Vacuum all carpeted areas once a week and carpet sweep four times per week

d.	Hand dust and wipe clean with damp or chemically treated cloth all furniture, file cabinets, fixture, window sills, convector enclosure tops, and wash said sills and tops as necessary.

e.	Wipe all telephones.

f.	Dust all chairs, rail trim

g.	Empty all waste receptacles and remove wastepaper and waste materials to a designated area.

h.	Damp dust interiors of all waste disposal receptacles.

i.	Empty and wipe clean all ashtrays and screen all sands urns.

j.	Wash clean all water fountains and water coolers

k.	Clean all furniture tops.

l.	Remove finger marks and dust doors of elevator hatchways.

PERIODIC:

a.	Hand dust all door louvers and other ventilating louvers within hand reach once per week.

b.	Dust all baseboards once per week.

c.	Remove finger marks from all painted surfaces near light switches, entranced doors, once per week.

d.	Wipe clean all bright work weekly.

e.	Wash floors in public stairways throughout building once per week including doors as needed.

f.	Move and vacuum clean once per week underneath all furniture that can be moved.

g.	Dust all picture frames, charts and similar hangings quarterly, which were not reached in nightly cleaning.

h.	Dust all vertical surfaces wash as partitions, doors, and other surfaces not reached in nightly cleaning (quarterly).

i.	Dust exterior of lighting fixtures annually.

PUBLIC TOILETS

NIGHTLY:

a.	Wash all floors

b.	Wash all mirrors and powder shelves

c.	Wash all bright work.

d.	Wash all plumbing fixtures.

e.	Wash and disinfect all toilet seats, both sides.

f.	Scour, wash and disinfect all basins, bowls and urinal throughout toilet.

g.	Empty paper towel receptacles and remove paper to designated area.

h.	Fill toilet tissue holders.

i.	Fill soap dispenser system and fill paper towel dispensers.

j.	Clean and wash receptacles and dispenser nightly.

k.	Remove finger marks from painted surfaces.

l.	Remove unauthorized marks and writing from walls on sight. Dust all partitions and tile walls.

PERIODIC

a.	Clean and wash all partitions once a month; spot wash daily.

b.	Scrub floors as necessary but not less than once every week.

c.	Hand dust, clean and wash all the tile walls twice each year and more often if necessary.

d.	High dusting to be done once each month which includes lights, walls, grills.

e.	Washing toilet lighting fixtures as often as necessary but not less than twice per year.

PUBLIC AREAS

a.	Keep all public and private stairwells throughout entire Building in generally clean condition, sweep daily and mop same, as necessary, but not less than monthly.

b.	Keep clean fire hose, extinguishers, and similar equipment.

c.	Dust all railings, etc., weekly and high dust quarterly.

d.	Wash walls of public stairways once per year.

e.	Wash all public corridor flooring and treat as required at least once per week, or more often, if necessary.

f.	Remove all unauthorized marks and writing from walls on sight.

g.	Wash vertical surfaces of public corridors and elevator lobbies as often as necessary, but not less than once per month.

BUILDING SERVICE AREAS

a.	Wash lockers and walls two times a year; wax floors monthly.

b.	Hose all sidewalks, ramps, loading dock, trucking area, etc., daily. Scrub and steam clean if necessary.

c.	Keep loading dock area in generally neat clean condition at all times. Keep wastepaper, cardboard and rubbish, etc., stored in approved receptacles or assigned rooms. Clean floors, walls, and doors, etc., as necessary.

d.	Slop sinks are to be cleaned after use. Mops, rags, and equipment are to be cleaned and stored in racks. Walls and floors are to be kept clean at all times.

e.	Electric, telephone closets, and store rooms are to be kept free from debris. Floors are to be swept weekly and washed monthly.

EXTERIOR CLEANING

a.	Clean standpipe and sprinkler siamese connections and hose bibs. Maintain the exterior of the street floor level of the Building so that there is uniformity of color, brightness, and cleanliness at all times.

b.	Sweep sidewalks daily and hose five times per week, weather permitting.

c.	Remove snow or ice from all sidewalks and loading docks.

d.	Remove all gum and foreign matter from sidewalks.

DUTIES OF DAY PORTERS

a.	Sweep lobby daily at least three times per day; five days per week.

b.	Empty and strain all cigarette urns.

c.	Elevator cab floors to be swept four times daily, more often if necessary. Elevator cab floors to be damp mopped three times daily; if carpeted, elevator cab floors to be vacuumed four times daily, more often necessary.

d.	Wipe clean and remove finger marks from all metal and bright work throughout interior of lobby and up to hand reach daily, five time a week.

e.	Sweep and dust the trafficked staircases daily.

f.	Lay down and remove lobby runners as necessary.

DAY MATRON

Provide as required, matrons to service all lavatories.

PEST CONTROL

The public spaces throughout the Building shall be kept under pest control treatment as required, including all elevator pits.

WINDOWS

a.	Clean interior window surfaces four (4) times each year.

b.	Clean exterior window surfaces four (4) times each year, weather permitting.

The foregoing cleaning specifications are subject to change by Landlord from time to time in accordance with the provisions of such cleaning service contract as may be in effect at the Building from time to time, except that the level of cleaning may not be materially reduced.

EXHIBIT C

BUILDING STANDARD

All Alterations shall comply with the following, unless Landlord expressly provides otherwise in writing:

GENERAL:

Any Tenant (full floor or partial) may not utilize any of the base Building closets.

No trenching or punch-through of the slab or ceiling shall be allowed.

1.	PARTITIONS:

a.	Dry wall partitions shall consist of one (1) layer of 518 inch sheetrock extending to the underside of the hung ceiling on each side of 2-112 inch metal studs which will be at 16 inch centers. Partitions shall be spackled and taped for painting. Partitions ending at the exterior wall of the Building shall meet a column or a mullion and where a pocket is created it shall not exceed a depth of 1 foot 0 inches from center-line of mullion to center-line of wall.

b.	Dry wall demising partitions on multi-tenant floors shall consist of two (2) layers of 518 inch sheetrock on each side of 2-112 inch metal studs at 16 inch centers. All studs and sheetrock shall extend to the underside of the structure above.

Drywall demising partitions shall be sound isolated with sound attenuation blanket between the two (2) skins of sheetrock.

Transfer ducts within the ceiling plenum shall be provided in demising partitions to achieve return air design requirements; fire smoke dampers shall be provided on the transfer duct to activate in an emergency condition as required by code.

Demising partitions shall be spackled and taped for painting on both sides.

2.	DOORS AND FRAMES:

a.	Single doors shall be 8 foot 10 inches high (in carpeted spaces), 3 foot 0 inches wide, stain grade solid core wood veneer doors supplied with sixteen (16) gauge welded hollow metal frames. All frames and doors shall be prepared to accept Building standard hardware.

b.	Entry double doors shall be 8 foot 10 inches high (in carpeted areas), 6 foot 0 inches wide, stain grade solid core wood veneer doors supplied with sixteen (16) gauge welded hollow metal frames and shall be fire- rated as per New York City Building Code requirements.

3.	HARDWARE:

a.	All interior doors shall be fitted with heavy duty lever handle latch sets, two (2) pairs of butt hinges and floor or wall stop.

b.	Entry double doors shall be fitted with Yale closure and mortise lock set to be keyed to Building master keying system. Four (4) silencers shall be provided on all doors. Where interior doors are fitted with a lock set, same shall also be Yale-type keyed to the Building master keying system.

4.	CEILING:

a.	The ceiling within the Tenant’s Premises shall consist of a suspended acoustic 2 foot x 2 foot tile in an exposed Donn Fineline grid system color flat white with a 9/16” grid and 114” center reveal with Eclipse (Firecode) DXLF-29 ceiling tile. The finished ceiling height shall be at least 9 foot 0 inches from the top of the concrete slab to the underside of the suspended ceiling.

b.	Tenant’s Premises, in any public corridor, shall consist of a similar ceiling system to 4(a) above or a sheetrock ceiling as approved by Landlord. The finished minimum ceiling height shall be at least 9 foot 0 inches from the top of the concrete slab to the underside of the suspended ceiling excluding breaks, fossit, etc.

5.	WINDOW TREATMENT:

Building standard blinds shall be installed in all windows. Building standard is Sol-R-Shade shading system with Phifer Sheerweave Style 2000 Color 406 Bone Platinum.

6.	PAINTING AND WALL COVERING:

a.	All metal surfaces (except as specified in (b) below) shall be finished with one (1) coat of primer and two (2) coats of Benjamin Moore or equivalent alkyd paint.

b.	No treatment (including paint, wall covering or other material) shall be applied to external window mullions.

7.	LIGHTING FIXTURES:

Building standard lighting fixtures comprising 2 foot x 2 foot, two (2) tube recessed parabolic fluorescent lighting fixture with return air slots. Additionally, recessed down lights are also permitted.

8.	TELEPHONE OUTLETS:

a.	Telephone outlets shall be installed in the ceiling high dry wall partitions. Telephone outlets shall have empty electrical metallic tubing installed up to the ceiling plenum inside the partition. Any wiring installed in the ceiling plenum shall be teflon covered wire.

b.	All telephone wiring shall meet New York City Building Code and not conflict with any construction being done by Landlord; and be performed by telephone contractors who use installers approved by the local building trade unions having jurisdiction over the Building.

c.	No outlets may be installed in the perimeter heating enclosures and no wiring shall be run through the perimeter heating enclosures.

9.	HVAC:

a.	All thermostats shall be manufactured by Powers & yrs.

b.	Supplementary condenser water piping shall be installed such that an additional “take-off’ and “drain” valve is installed adjacent to the supply return riser in new piping.

c.	All VAV boxes shall be Tempmaster.

d.	On multi-tenant floors, where a supply air duct remains to be shared by a future tenant, each Tenant shall provide an accessible duct tap for future tenant connection.

e.	All supplemental and twenty-four (24) hour air conditioning units shall be connected to the base Building control system for shutdown in an emergency condition.

10.	ELECTRICAL:

All Tenant electrical installations shall provide appropriate load shedding devices to link with the standby power generation system. Additionally, physical locations of new Tenant equipment (such as panels, transformers, meters, switches, etc.) shall be coordinated with the standby power generation system requirements.

11.	PLUMBING:

a.	No water or sewer lines in the ceiling of another tenant or future tenant is permitted.

b.	On multi-tenant floors, each Tenant shall provide an accessible sprinkler tap for future tenant connection.

12.	SIGNAGE:

a.	Tenant shall install at the specified locations permanent core signage (approximately twelve (12) signs) supplied by Landlord.

b.	On multi-tenant floors, Landlord shall supply and install Building standard signage at Tenant’s expense.